UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Brinker International, Inc.

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BRINKER

INTERNATIONAL®

2022	Notice of Annual Meeting and Proxy Statement

B R I N K E R

INTERNATIONAL®

3000 Olympus Blvd.

Dallas, Texas 75019

(972) 980-9917

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Virtual Meeting Only - No Physical Meeting Location

To Be Held November 17, 2022 at 9:00 a.m. (CST)

October 3, 2022

Dear Shareholder:

We invite you to attend the annual meeting of shareholders (“Annual Meeting”) of Brinker International, Inc. (sometimes referred to here as “Brinker,” “we,” “us,” “our,” or the “Company”) to be held at 9:00 a.m. (CST) on Thursday, November 17, 2022, via a live audio-only webcast at www.proxydocs.com/EAT. Only shareholders who held shares as of the record date, September 19, 2022, may attend and participate at the Annual Meeting, view the list of our shareholders of record, submit questions and vote at the virtual Annual Meeting. You will not be able to attend the 2022 Annual Meeting in person. See “Proxy Summary” and “FAQs About the Meeting and Voting” for additional information.

At the Annual Meeting, we will: (1) elect nine (9) directors named in the proxy statement for one-year terms; (2) vote on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal 2023 year; (3) cast an advisory vote to approve executive compensation; (4) vote on an amendment to the Company’s 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants; (5) vote on a shareholder proposal as described in the Proxy Statement, if properly presented at the annual meeting; and (6) conduct any other business properly brought before the meeting.

Your vote is important. Whether or not you plan to participate in the Annual Meeting virtually, please take time to review the Proxy Materials and vote. If you decide not to attend the Annual Meeting virtually, you may vote on these proposals by proxy prior to the Annual Meeting. To do so, please cast your vote as instructed in the Notice of Internet Availability of Proxy Materials you received online or by telephone after your review of the proxy materials at www.proxydocs.com/EAT or, upon your request, after receipt of hard copies of proxy materials. We ask that you cast your vote as promptly as possible. You may also request a paper copy of the proxy card to submit your vote if you prefer. We encourage you to vote online prior to the Annual Meeting. It is convenient and saves postage and processing costs. If you vote online prior to the Annual Meeting, by mail, or by telephone and later decide to attend the virtual Annual Meeting, you may participate in the Annual Meeting and vote.

This Notice, the Notice of Internet Availability of Proxy Materials, the Proxy Statement, and the Annual Report are first being made available to shareholders on October 3, 2022.

We look forward to this year’s meeting.

Very truly yours,

Kevin D. Hochman

Chief Executive Officer and President

of Brinker International, Inc. and

President of Chili’s Grill & Bar

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 17, 2022

Brinker’s Proxy Statement and 2022 Annual Report for the year ended June 29, 2022 are available at www.proxydocs.com/EAT

BRINKER INTERNATIONAL, INC.

INDEX

Page

Proxy Summary	1

Proposal 1 — Election of Directors	4

Proposal 2 — Ratification of Independent Registered Public Accounting Firm	8

Proposal 3 — Advisory Vote to Approve Executive Compensation	9

Proposal 4 — Amendment to the Company’s 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants	10

Proposal 5 — Shareholder Proposal Requesting a Report on Measures the Company is Taking to End the Use of Medically Important Antibiotics in the Company’s Beef and Pork Supply	13

Information About the Board of Directors and Governance of the Company	15

Information About Our Executive Officers	23

Executive Compensation	25

Compensation Discussion and Analysis	25

Report of the Compensation Committee	38

Fiscal 2022 Summary Compensation Table	39

Fiscal 2022 Grants of Plan-Based Awards Table	40

Fiscal 2022 Outstanding Equity Awards at Fiscal Year-End Table	41

Fiscal 2022 Option Exercises and Stock Vested Table	42

Fiscal 2022 Potential Payments Upon Termination or Change in Control for Kevin D. Hochman	46

Fiscal 2022 Potential Payments Upon Termination or Change in Control for Wyman T. Roberts	47

Fiscal 2022 Potential Payments Upon Termination or Change in Control for Joseph G. Taylor	48

Fiscal 2022 Potential Payments Upon Termination or Change in Control for Steven D. Provost	49

Fiscal 2022 Potential Payments Upon Termination or Change in Control for Richard A. Badgley	50

Fiscal 2022 Potential Payments Upon Termination or Change in Control for Charles A. Lousignont	51

CEO Pay Ratio	52

Stock Ownership of Certain Persons	53

Report of the Audit Committee	55

Delinquent Section 16(a) Reports	55

Certain Relationships and Related Transactions	55

FAQs About the Meeting and Voting	56

Miscellaneous	60

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2022 Annual Report on Form 10-K. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

Making People Feel Special	Brinker International • 2022 Notice & Proxy

PROXY SUMMARY

This summary highlights selected information that is provided in more detail throughout this Proxy Statement. This summary does not contain all of the information you should consider before voting. Please read the entire Proxy Statement before casting your vote. You may view the Proxy Statement and 2022 Annual Report at www.proxydocs.com/EAT.

ANNUAL MEETING INFORMATION

Thursday, November 17, 2022 9:00 AM (CST)
The Annual Meeting will occur via a live audio-only webcast.* There is no physical location for the 2022 Annual Meeting
Monday, September 19, 2022 Only shareholders as of the Record Date are entitled to vote

*

We have adopted a virtual format for our 2022 Annual Meeting. In order to attend the Annual Meeting, you must visit www.proxydocs.com/EAT and enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you may also need to provide the registered name on your account and the name of your broker or other nominee as part of the attendance process.

We encourage you to access the Annual Meeting before it begins. Online check-in will be available approximately 15 minutes before the Annual Meeting starts. Upon entry of your control number and other required information, you will receive further instructions allowing you to attend and participate at the Annual Meeting, view the list of our shareholders of record, submit questions, and vote at the virtual Annual Meeting.

SHAREHOLDER ACTIONS

Proposals:		Board Voting Recommendation	Votes Required	Page Reference

1	Election of Directors	FOR each nominee	Majority of Votes Cast	4 - 7

2	Ratification of Independent Registered Public Accounting Firm	FOR	Majority of Votes Cast	8

3	Advisory Vote to Approve Executive Compensation	FOR	Majority of Votes Cast	9

4	Amendment to the Company’s 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants	FOR	Majority of Votes Cast	10 - 12

5	Shareholder Proposal Requesting a Report on Measures the Company is Taking to End the Use of Medically Important Antibiotics in the Company’s Beef and Pork Supply	AGAINST	Majority of Votes Cast	13 - 14

Making People Feel Special	Brinker International • 2022 Notice & Proxy	1

VOTING YOUR SHARES PRIOR TO THE ANNUAL MEETING

Your vote is important. Whether you plan to attend and participate in the virtual Annual Meeting or not, we encourage you to follow the instructions on the Notice of Internet Availability of Proxy Materials to vote prior to the Annual Meeting. You may vote:

Online

Visit www.proxypush.com/EAT, and enter your control number needed to access the site (you may find this number on your Notice of Internet Availability of Proxy Materials, proxy card (if you are a shareholder of record), or follow instructions on your voting instruction form or notice (if your shares are held in street name)

By Phone

Call the toll free phone number (866-785-4032) and enter your control number needed to access the site (you may find this number on your Notice of Internet Availability of Proxy Materials, proxy card (if you are a shareholder of record), or follow instructions on your voting instruction form or notice (if your shares are held in street name)

By Mail Request, complete and mail a paper proxy card, as outlined in the Notice of Internet Availability of Proxy Materials

If you submit your proxy by telephone or online, you do not need to return your proxy card by mail.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Committees of the Board of Directors

The Board of Directors has the following standing committees and current committee composition:

Board Members	Age	Director Since	Audit Committee	Compensation Committee	Governance & Nominating Committee

Joseph M. DePinto(1)	59	2010

Frances L. Allen	60	2020	M		M

Cynthia L. Davis	60	2019		M	C

Harriet Edelman	66	2008	M	C

William T. Giles(2)	63	2013	C	M

Kevin D. Hochman(3)	48	2022

Ramona T. Hood(4)	50	2022	M	M

James C. Katzman(2)	55	2018	M		M

Prashant N. Ranade	69	2019		M	M

Meetings During Fiscal 2022			8	9	5

C — Committee Chair

M — Member

(1)    Chairman of the Board

(2)    Has been designated as an Audit Committee Financial Expert.

(3)	Mr. Hochman was appointed to the Board on June 6, 2022. As the only non-independent member of the Board, Mr. Hochman does not serve on any Board committees.

(4)    Ms. Hood was appointed to the Board on January 11, 2022.

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Board of Directors Overview

Our Board is comprised of directors who have a variety of skills, experience and core competencies that we consider important for our Director nominees. The table below shows areas relevant to our business where our Directors have either skills, experience (direct or oversight) or core competencies:

Experience	Allen	Davis	DePinto	Edelman	Giles	Hochman	Hood	Katzman	Ranade

Senior Leadership	√	√	√	√	√	√	√	√	√

Restaurant Industry Experience	√	√	√		√	√

Retail Industry Experience		√	√	√	√	√			√

Marketing	√	√	√	√	√	√	√		√

Hospitality or Customer Service	√	√	√	√		√	√		√

Operations Management	√	√	√	√		√	√		√

Finance, Accounting or Audit	√	√	√	√	√	√	√	√	√

Public Company Board	√	√	√	√	√		√	√	√

Cyber Security	√	√		√	√				√

Risk Management	√	√	√	√	√		√	√	√

Strategy Development	√	√	√	√	√	√	√	√	√

Our Board is also diverse in gender, ethnicity, age and tenure, as reflected in the following illustrations:

Making People Feel Special	Brinker International • 2022 Notice & Proxy	3

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors recommends that you vote FOR the election of all of the nominees named below. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unavailable to serve. However, if any nominee becomes unable or unwilling to serve as a nominee at the time of the Annual Meeting, the individuals named as proxies may vote for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors may reduce the size of the Board of Directors, or leave a vacancy that the Board of Directors may fill at a later date. All nominees are currently serving as directors of the Company and all were elected by the shareholders at the 2021 Annual Meeting, except for Ms. Hood, who was appointed to the Board in January 2022, and Mr. Hochman who was appointed to the Board in June 2022. Ms. Hood was recommended for nomination as a director by the Governance and Nominating Committee after a search conducted by a third-party firm and an interview process with the Governance and Nominating Committee.

Information About Nominees

We are furnishing below certain biographical information about each of the nine nominees for director, including public company directorships held during the last five years. Also included is a description of the experience, qualifications, attributes and skills of each nominee:

∎ Frances L. Allen

Ms. Allen is Chief Executive Officer of Checkers Drive-In Restaurants, Inc., one of the largest chains of double drive-thru restaurants in the U.S., having served in this role since February 2020. Previously, Ms. Allen served as Chief Executive Officer of Boston Market Corp., a fast casual restaurant, from May 2018 to February 2020, and President of Jack in the Box, Inc., a fast food restaurant chain, from October 2014 to February 2018. Ms. Allen currently serves on the Board of Directors of Checkers Drive-In Restaurants, Inc. and previously served on the Board of Directors of MarineMax, Inc. She also serves as a member of the Advisory Board of No Kid Hungry.

Director since 2020 Age: 60 Board Committees: Audit and Governance & Nominating Other Public Company Boards: None	Director Qualifications

Ms. Allen brings over thirty years of expertise derived from her leadership for various consumer brands, including most recently as CEO or President of three different restaurant brands. She has 10 years of working closely with the boards of directors of publicly-traded companies. Her experience spanning over several retail segments (including 15 years in the restaurant industry) gives her valuable insight into corporate strategy, marketing and sales.

∎ Cynthia L. Davis

Ms. Davis is a former Nike executive where she served as Vice President of Nike, Inc., a global provider of athletic footwear and apparel, and President of Nike Golf from September 2008 to October 2014, after having served in various other positions with Nike since January 2005. Prior to that, Ms. Davis was Senior Vice President at Golf Channel, a division of Comcast Corporation, from January 2001 to December 2004, and was formerly President and Chief Executive Officer of Arnold Palmer Golf Management, LLC from March 1998 to December 2000. Ms. Davis serves on the Board of Directors of Deckers Outdoor Corporation and Kennametal, Inc., and is also a member of the Board of Trustees at Furman University. She previously served on the Board of Buffalo Wild Wings, Inc.

Director since 2019 Age: 60 Board Committees: Compensation and Governance & Nominating Other Public Company Boards: Deckers Outdoor Corporation and Kennemetal, Inc.	Director Qualifications

Ms. Davis brings extensive experience as a senior officer of multiple national and international companies, including service as the president of a division of a large, publicly traded retail company. She has a broad understanding of corporate strategy, sales, marketing, and operations management, and has served on boards of several publicly traded companies, including a casual dining chain restaurant company.

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∎ Joseph M. DePinto

Mr. DePinto is Chairman of the Board of Directors of the Company, serving in this position since November 2013. He is President and Chief Executive Officer of 7-Eleven, Inc., a large multi-unit retail company, that is a private wholly-owned subsidiary of 7 & i Holdings Co., Ltd., serving in this position since December 2005. Previously, Mr. DePinto served as President of GameStop Corporation from March 2005 to December 2005. Prior to GameStop, he was employed by 7-Eleven, Inc. from 2002 to 2005 in various roles, most recently Vice President, Operations, from 2003 to 2005. Mr. DePinto currently serves on the Board of Directors of 7-Eleven, Inc. and 7 & i Holdings Co., Ltd. He also serves on the Board of DHC Acquisition Corp., a publicly-traded special purpose acquisition company, as well as the Boards of the Business Executives for National Security, the National Association of Convenience Stores, the UT Southwestern Medical Foundation, the Johnny Mac Soldiers Fund and the Dallas Citizens Council. Additionally, Mr. DePinto is a council member of the Kellogg School of Management Global Advisory Board and the Dallas Stars Ownership Advisory Group, and served as a council member of the George W. Bush Presidential Center Military Service Initiative from 2018 to 2020. In December 2017, Mr. DePinto was appointed a Civilian Aide to the Secretary of the Army.

Director since 2010 Age: 59 Board Committees: None Other Public Company Boards: 7 & i Holdings Co. and DHC Acquisition Corp.	Director Qualifications

Mr. DePinto brings his skills and knowledge as chief executive of a large multi-unit retail company operating in domestic and international markets, as well as his experience serving on the boards of other large or public companies. He provides a significant broad-based understanding of leading a large public company, as well as a unique understanding of all aspects of retailing, including operations, marketing, finance and strategic planning.

∎ Harriet Edelman

Ms. Edelman is Vice Chairman of Emigrant Bank, a private financial institution, having served in this role since November 2010. Previously, Ms. Edelman served as Advisor to the Chairman of Emigrant Bank from June 2008 through October 2010. Prior to Emigrant Bank, Ms. Edelman served in numerous executive leadership positions over a 25-year career at Avon Products, Inc. until 2008. She served as Senior Vice President and Chief Information Officer from January 2000 through March 2008, as Senior Vice President, Global Supply Chain from May 1996 to January 2000, and previously in executive roles in Sales, Marketing, Customer Service, Strategy, Business Transformation and as a member of the Executive Committee. Ms. Edelman serves as a management participant of the Board of Emigrant Bank, and, as a public company director, sits on the Board of Directors for Assurant, Inc. and is the Chair of the Board of Bed Bath & Beyond Inc. Ms. Edelman served on the Board of UCB Pharma from 2012 until 2017. She served as Vice Chairman on the Board of Trustees of Bucknell University until she stepped down from the Board in June 2020.

Director since 2008 Age: 66 Board Committees: Audit and Compensation Other Public Company Boards: Assurant, Inc. Bed Bath & Beyond Inc.	Director Qualifications

Ms. Edelman brings experience of serving on large public company boards for more than 20 years; working as a senior officer in a worldwide retail company in areas of marketing, sales, information technology, risk management, e-commerce, supply chain management and global business; and leading a financial services enterprise. Ms. Edelman has served on the Nominating and Governance, Compensation, Audit, and Executive Committees of the organizations she has served.

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∎ William T. Giles

Mr. Giles served as the Chief Financial Officer and Executive Vice President—Finance, Information Technology and Store Development, Customer Satisfaction for AutoZone, Inc., a specialty retailer and distributor of automotive replacement parts and accessories from 2007 until his retirement in December 2020. He joined AutoZone in 2006 as Chief Financial Officer and Executive Vice President Finance. From 1991 to May 2006, he held several positions with Linens ‘n Things, Inc., a retailer of home textiles, housewares and decorative home accessories, most recently as the Executive Vice President and Chief Financial Officer. Prior to 1991, he worked for Melville, Inc. and PricewaterhouseCoopers. Mr. Giles currently serves on the Board of Directors for Floor & Decor Holdings, Inc. and is a member of the Alfred University Board of Trustees.

Director since 2013 Age: 63 Board Committees: Audit and Compensation Other Public Company Boards: Floor & Decor Holdings, Inc.	Director Qualifications

Mr. Giles brings more than 30 years of financial proficiency and business leadership in the retail products industry and skills as chief financial officer of a public company. He provides unique insights into the strategic, risk management, governance and financial issues facing public companies in the retail industry.

∎ Kevin D. Hochman

Mr. Hochman is Chief Executive Officer and President of the Company and President of Chili’s Grill & Bar, having been appointed to this position in June 2022. Mr. Hochman most recently served as President and Chief Concept Officer of KFC U.S., a division of YUM! Brands, Inc., an operator of fast food restaurant brands, from March 2017 to May 2022, while concurrently serving as Interim President of Pizza Hut U.S. from December 2019 to January 2022. He also served as Chief Marketing Officer for KFC U.S. from January 2014 to February 2017. Prior to joining Yum! Brands, Mr. Hochman spent 18 years at Procter & Gamble and held various senior leadership roles during his tenure.

Director since 2022 Age: 48 Board Committees: None Other Public Company Boards: None	Director Qualifications

Mr. Hochman brings extensive experience of leading and growing brands in both the retail and restaurant sector, including most recently as President of two large U.S. restaurant chains. He provides unique strategic vision, innovative thinking, marketing expertise and a broad understanding of restaurant operations and consumer behavior.

∎ Ramona T. Hood

Ms. Hood is President and CEO of FedEx Custom Critical®, a leading North American Transportation provider that offers a range of transportation capabilities, having served in this role since January 2020. Previously, Ms. Hood served as Vice President, Operations, Strategy & Planning for FedEx Custom Critical from June 2018 to December 2019, and as Vice President, Transportation Management for FedEx Supply Chain from August 2016 to May 2018. She joined FedEx in 1991 and has served in leadership roles for numerous FedEx operating companies, including FedEx Custom Critical, FedEx Supply Chain and FedEx Truckload Brokerage. Ms. Hood serves on the board of directors for Summa Health Systems and formerly served on the board for Welty Building Company.

Director since 2022 Age: 50 Board Committees: Audit and Compensation Other Public Company Boards: None	Director Qualifications

Ms. Hood brings experience as a CEO of a division of a large, publicly-traded company. She has significant experience in areas of operations, safety, supply chain sourcing, sales, marketing, innovation, strategy and global business.

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∎ James C. Katzman

Mr. Katzman is Senior Vice President, Business Development for General Electric, an American multi-national company in power, renewable energy, aviation and healthcare, serving in this position since October 2021. Mr. Katzman is a retired Partner of Goldman Sachs, having served in that role from December 2004 to March 2015, and prior to being appointed Partner, served as a Managing Director from December 2000 to November 2004. Mr. Katzman currently sits on the Board of Directors of The Hershey Company, the Hershey Trust Company, Milton Hershey School, San Francisco Ballet, and Boys & Girls Clubs of The Valley (AZ). He also serves on the Advisory Board of the Program for Financial Studies at Columbia Business School and the President’s Leadership Council of Dartmouth College.

Director since 2018 Age: 55 Board Committees: Audit and Governance & Nominating Other Public Company Boards: The Hershey Company	Director Qualifications

Mr. Katzman brings extensive experience in the multinational investment banking industry. He also provides valuable knowledge of complex corporate financial matters, merger transactions and risk management oversight, as well as experience in public company board service.

∎ Prashant N. Ranade

Mr. Ranade served as a mentor for leaders at Atos Syntel (formerly Syntel, Inc.), a multinational provider of integrated technology and business services, from October 2018 to May 2020. Mr. Ranade was formerly the Co-Chairman of the board for Syntel, Inc. from November 2016 to October 2018, after serving as Executive Vice Chairman from April 2014 to November 2016, and as CEO and President from February 2010 to April 2014. Prior to working with Syntel, Mr. Ranade held several senior leadership roles with Siemens Logistics and Assembly Systems, Inc., Siemens Medical Solutions, Rockwell Automation and Dematic Corp. Mr. Ranade is a member of the National Association of Corporate Directors and served as an adjunct professor at Grand Valley State University.

Director since 2019 Age: 69 Board Committees: Compensation and Governance & Nominating Other Public Company Boards: None	Director Qualifications

Mr. Ranade brings senior management and CEO experience in the automation/manufacturing, technology, healthcare and supply chain/logistics domains of global businesses. His experience enables him to provide strength in strategy, leadership development, technology, sales and marketing, risk management and operations management.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

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PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed KPMG LLP as our independent registered public accounting firm for fiscal 2023. Although we are not required to submit this matter to you, the Board of Directors believes that it is good corporate governance to do so. This proposal asks you to ratify this selection. If the appointment of KPMG LLP is not ratified, the Audit Committee will reconsider the appointment. Representatives of KPMG are expected to participate in the annual meeting and will have an opportunity to make a statement and respond to appropriate questions from shareholders.

Audit Fees

The following table sets forth the aggregate fees billed, or estimated to be billed, to us for the fiscal years ended June 29, 2022 and June 30, 2021 by our independent registered public accounting firm, KPMG LLP:

Fiscal Year	Annual Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees(4)
2022	$897,000	$—	$74,435	$9,000
2021	$806,000	$—	$44,529	$—

(1)

For fiscal 2022, annual audit fees related to professional services rendered for the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, and the audit of internal control over financial reporting ($890,000) and the issuance of a consent for franchise disclosure documents ($7,000).

For fiscal 2021, annual audit fees related to professional services rendered for the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, and the audit of internal control over financial reporting ($799,000) and the issuance of a consent for franchise disclosure documents ($7,000).

(2)	For fiscal 2022, there were no audit-related fees.

For fiscal 2021, there were no audit-related fees.

(3)	For fiscal 2022, all tax fees were for review of income tax returns and consultations regarding federal, state, local and international tax matters.

For fiscal 2021, all tax fees were for review of income tax returns and consultations regarding federal, state, local and international tax matters.

(4)	For fiscal 2022, all other fees were for attendance at a leadership conference.

For fiscal 2021, there were no other fees.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to do the following:

•	to engage and terminate our independent registered public accounting firm;
•	to pre-approve their audit services and permitted non-audit services;
•	to approve all audit and non-audit fees; and
•	to set guidelines for permitted non-audit services and fees.

All of the fees for fiscal 2022 and 2021 were pre-approved by the Audit Committee or were within pre-approved guidelines for permitted non-audit services and fees established by the Audit Committee. For fiscal year 2022, the Audit Committee set a pre-approved maximum total fee expenditure for unscheduled, on-going audit and tax services with KPMG LLP of $100,000. In addition, if the fee for a particular item exceeded $40,000, Audit Committee pre-approval was required.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2023.

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PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, as amended (“the Exchange Act”), we are asking you to cast an advisory, non-binding vote to approve the compensation awarded or paid to our named executive officers as we have described it in the Executive Compensation section of this Proxy Statement.

As described in detail in the Compensation Discussion and Analysis section, the Compensation Committee (the “Committee”) oversees our compensation program and the compensation awarded to our executive officers; adopts changes to the program; and awards compensation as appropriate to reflect the Company’s circumstances and to promote the main objectives of the program. These objectives include:

•	attracting and retaining top-level, talented leaders in a highly competitive environment;
•	motivating our leaders to create long-term value for our shareholders; and
•	aligning pay to performance.

We are asking you to indicate your support for our named executive officer compensation as described in this Proxy Statement. We believe that the information we have provided in this Proxy Statement demonstrates that our compensation program is designed appropriately and works to ensure that the interests of our executive officers, including our named executive officers, are aligned with your interest in long-term value creation.

Accordingly, we ask you to approve the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of the Company approve the compensation awarded to the Company’s named executive officers, as disclosed, pursuant to U.S. Securities and Exchange Commission (“SEC”) rules, in the Compensation Discussion and Analysis section, the accompanying compensation tables and related narrative in this Proxy Statement for the Company’s 2022 Annual Meeting.

This advisory resolution is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Committee will review the voting results and consider your concerns in their continued evaluation of the Company’s compensation program. Because this vote is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer; it will not be binding on or overrule any decisions made by the Board of Directors or Committee; and it will not restrict or limit the ability of the shareholders to make proposals for inclusion in proxy materials related to executive compensation. The Board of Directors has adopted a policy of providing for annual advisory votes to approve executive compensation. Unless the Board of Directors modifies its policy, the next such advisory vote following the Company’s 2022 Annual Meeting will occur at the Company’s 2023 Annual Meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

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PROPOSAL 4

AMENDMENT TO THE COMPANY’S 1999 STOCK OPTION AND INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS AND CONSULTANTS

In September 1999, the Board of Directors adopted the 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants (the “1999 Plan”) authorizing the issuance of up to 675,000 shares of Common Stock of the Company. The 1999 Plan was approved by the shareholders of the Company in November 1999. In November 2005, shareholders approved amendments to the Plan to, among other things, increase the number of shares of Common Stock available for issuance under the Plan to 1,425,000 shares. Where applicable, the number of shares noted in this proposal has been adjusted to reflect the stock splits in November 2001 and November 2006.

The purpose of the 1999 Plan is to provide non-employee directors (currently 8 members of the Board of Directors are non-employee directors), consultants and advisors with a proprietary interest in the Company through the granting of, among other things, stock options, restricted stock, restricted stock units, and stock appreciation rights which will increase their interest in the Company’s welfare, furnish them an incentive to continue their services for the Company and provide a means through which the Company may attract able persons to serve on its Board of Directors and act as consultants or advisors. At the annual meeting, the shareholders of the Company are being asked to approve an amendment to the 1999 Plan to, among other matters, (a) increase the number of shares of Common Stock available for awards under the 1999 Plan by an additional 350,000 shares. The complete text of the 1999 Plan, as amended, is set forth on Appendix A. The following description is subject in all respects to the terms of the 1999 Plan, as amended.

Current Information Regarding the 1999 Plan

On September 19, 2022, 162,439 shares were subject to Stock Awards under the 1999 Plan and distribute on dates ranging from November 11, 2022 up to one year from the time a Director resigns from the Board, depending on their respective distribution elections for each outstanding award. No Stock Options, SARs or Awards other than the Stock Awards, as described above, are outstanding under the 1999 Plan. To the extent any shares are not delivered to a participant or beneficiary because the Award is forfeited or canceled, or because the Award is settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan. However, shares tendered or withheld to satisfy tax obligations and any shares subject to an award which are forfeited or not issued because the terms and conditions of the grant or award are not met may be re-used for a new grant or award. Either authorized but unissued shares or treasury shares of Common Stock may be issued in connection with grants and awards under the 1999 Plan.

1999 Plan Amendment

As of September 19, 2022, Stock Awards covering 162,439 shares were outstanding and 31,603 shares were available for grant under the 1999 Plan (all of such shares were available for grant as restricted stock under the 1999 Plan). If shareholders approve the Amendment, the estimated maximum number of shares that may be issued under the 1999 Plan would be increased to 381,603 shares (in addition to shares subject to grants and awards as of September 19, 2022). This number represents shares available for, but not yet subject to, a grant or award as of the date of this Proxy Statement, assuming (i) no grants or awards were made under the 1999 Plan between September 19, 2022 and such date, and (ii) no grants or awards previously made under the 1999 Plan are cancelled between September 19, 2022 and such date, plus the additional 350,000 shares authorized by the Amendment.

Total Potential Dilution

The potential dilution resulting from issuing all of the outstanding awards under the 1999 Plan and the Company’s Stock Option and Incentive Plan for employees (the “Employee Plan,” together with the 1999 Plan, the “Current Plans”) and shares remaining available for issuance under the Current Plans would be approximately 10.9%, on a fully-diluted basis using our common stock outstanding as of September 19, 2022 (44,029,144 shares). If the additional 350,000 shares proposed are made available for issuance under the 1999 Plan, the potential dilution will increase by 0.8 percentage points and fully-diluted total potential dilution would approximate 11.7%

Share Information as of September 19, 2022

The information included in this Proxy Statement and our 2022 Annual Report is updated by the following information regarding all existing equity compensation plans as of September 19, 2022:

Total number of stock options outstanding(1)	1,425,858

Weighted-average exercise price of stock options outstanding	$38.40

Weighted-average remaining term of stock options outstanding	3.46 Yrs

Total number of full value awards outstanding (includes restricted stock units (RSUs) and performance shares)(2)	1,513,257

Shares available for grant under the Current Plans(3)	1,870,898

Total shares of common stock outstanding	44,029,144

(1)	No stock appreciation rights were outstanding as of September 19, 2022.
(2)

The amount shown includes 1,350,818 shares outstanding under the Employee Plan and 162,439 shares outstanding under the 1999 Plan. The number of outstanding performance shares assumes performance at the target performance level.

(3)	The amount shown includes 1,839,295 shares available for issuance under the Employee Plan and 31,603 shares available for issuance under the 1999 Plan.

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Summary of Plan

Stock Options

The 1999 Plan permits the grant of non-qualified options to purchase Common Stock to directors of the Company who are not employees of the Company or its subsidiaries and to certain consultants and advisors. The administration of the 1999 Plan will be provided by the Governance and Nominating Committee of the Board of Directors which has the authority to determine the terms pursuant to which options are granted under the 1999 Plan. The Governance and Nominating Committee determines the number of options to be granted to eligible participants, determines the exercise price, vesting period, and option period at the time the option is granted, and administers and interprets the 1999 Plan. The 1999 Plan provides that no option shall be granted with a time period for exercise greater than 10 years from the date of grant.

The exercise price of options is payable in cash or the holder of an option may request approval from the Governance and Nominating Committee to exercise an option or a portion thereof by tendering shares of Common Stock at the fair market value per share on the date of exercise in lieu of cash payment of the exercise price. The 1999 Plan requires that the exercise price of an option will not be less than 100% of the fair market value of the Common Stock on the date of the grant of the option. Options may not be repriced without shareholder approval.

Stock Appreciation Rights and Stock Awards

The 1999 Plan also permits, among other things, the grant of (i) stock appreciation rights (“SARs”) and (ii) restricted stock and restricted stock units, including performance shares (“Stock Awards”) (SARs and Stock Awards are collectively referred to as “Awards”). When an Award is made, the Governance and Nominating Committee will specify (a) the amount and form of the Award, and (b) the period, if any, during which the participant must remain in service to as a condition of the Award (“Vesting Period”). If vesting is conditioned on the participant’s service to the Company, the Vesting Period may not be less than one year. Full or partial acceleration of vesting may occur in the event of death, disability a change in control, or involuntary termination. The Governance and Nominating Committee may also accelerate vesting, in whole or in part, under such circumstances as are deemed appropriate. The 1999 Plan requires that the exercise price of a SAR will not be less than 100% of fair market value of the Common Stock on the date of grant of the SAR. SARs may not be repriced without shareholder approval. The Governance and Nominating Committee may specify additional terms of Awards as it deems appropriate.

Acceleration of Exercisability and Vesting

Subject to the terms of any individual grant agreement, all options and Awards under the 1999 Plan will become immediately exercisable and vested in full if there is a sale or other transfer of all or substantially all of the assets of the Company on a consolidated basis, the acquisition of beneficial ownership by a party, directly or indirectly, of the securities representing 50% or more of the voting rights for directors of the Company, or during any three year period following a “solicitation in opposition,” there is a failure of a majority of persons nominated by management over said three year period to win election to seats on the Board of Directors (based upon the number of seats available at the beginning of such three year period).

Amendments; Adjustments

The 1999 Plan may be amended, altered or discontinued by the Governance and Nominating Committee without the approval of the shareholders (except as set forth below), except that the Governance and Nominating Committee does not have the power or authority to adversely affect the rights of any participant or beneficiary of any stock options or Awards granted under the 1999 Plan prior to the date of the amendment without the affected participant’s or beneficiary’s written consent. No amendment may be adopted without the approval of the Company’s shareholders that would (i) materially increase the number of shares available under the 1999 Plan, (ii) change the types of Awards available under the 1999 Plan, (iii) materially expand the class of persons eligible to receive Awards under or otherwise participate in the 1999 Plan, (iv) materially extend the term of the 1999 Plan, (v) materially change the method of determining the strike price of stock options under the 1999 Plan, (vi) permit repricing of a stock option or SAR, or (vii) permit the grant of a stock option or SAR for, or in connection with, the cancellation or surrender of a stock option, SAR or Stock Award granted under the 1999 Plan having a higher option or exercise price. The Governance and Nominating Committee, however, may make appropriate adjustments in the number of shares covered by the 1999 Plan, the number of outstanding options, option prices, and any restrictions on outstanding Awards to reflect any stock dividend, stock split, share combination, merger, consolidation, reorganization, liquidation, change in control, or the like, of or by the Company.

Tax Status of Stock Options

Only non-qualified stock options may be granted under the 1999 Plan. In general, under the Internal Revenue Code, no taxable income will be recognized by the optionee, and no deduction will be allowed to the Company, upon the grant or vesting of an option. Upon exercise of a non-qualified option, an optionee will recognize ordinary income, and the Company will be entitled to a corresponding tax deduction, in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option price. Any additional gain or loss after exercise realized by an optionee on subsequent disposition of such shares generally is a capital gain or loss and does not result in a tax deduction to the Company.

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Tax Status of SARs and Stock Awards

Under the Internal Revenue Code, if Awards are made in the form of restricted stock, or restricted stock units, no income will be realized by a participant upon the grant of restricted stock or restricted stock units, unless the award is fully vested on the date of grant. When restricted stock vests or restricted stock units settle, the participant will recognize ordinary compensation income equal to the then fair market value of the shares or units. With regard to Awards of restricted stock, a participant may make a “Section 83(b) election” under the Internal Revenue Code, in which case the participant will recognize income on the fair market value of the restricted stock at the time the shares are granted. A Section 83(b) election must be made within 30 days after the restricted stock is granted. The Company generally will be entitled to a federal income tax deduction upon the recognition of income on the restricted stock, performance shares, or restricted stock units by the participant.

If Awards are made in the form of SARs, no income will be realized by the participant upon the award of SARs. When the SARs vest, the participant will recognize ordinary compensation income equal to the cash value of the SARs. The Company generally will be entitled to a federal income tax deduction upon the recognition of income on the SARs by the participant.

Recommendation

The Board of Directors believes that approval of the Amendment is in the best interest of the Company and that the additional shares will strengthen the Company’s ability to attract and retain non-employee directors, consultants and advisors, by providing them with a proprietary interest in the Company and furnish additional incentives to such persons by encouraging them to continue their services to the Company.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE COMPANY’S 1999 STOCK OPTION AND INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS AND CONSULTANTS.

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PROPOSAL 5

SHAREHOLDER PROPOSAL REQUESTING A REPORT ON MEASURES THE COMPANY IS TAKING TO END THE USE OF MEDICALLY IMPORTANT ANTIBIOTICS IN THE COMPANY’S BEEF AND PORK SUPPLY

Andrew Peter Dobson (owner of shares of common stock worth over $2,000) (the “proponent”) has advised the Company that he plans to present the following proposal at the annual meeting. The Company has included the proponent’s proposal in this proxy statement pursuant to SEC rules, and the Board’s response to it follows. All statements and citations contained in the stockholder proposal and its supporting statements are the proponent’s sole responsibility. This stockholder proposal contains assertions about the Company or other statements that we believe are incorrect. We have not attempted to refute all inaccuracies.

If properly presented at the annual meeting, the Board of Directors unanimously recommends a vote “AGAINST” the following stockholder proposal.

THE PROPONENT’S PROPOSAL

WHEREAS: The World Health Organization considers antimicrobial resistance one of the most urgent health challenges of our time. When bacteria, viruses, fungi and parasites become resistant to antibiotics and antivirals, among others, these life-saving drugs become useless.1,2 By 2050, antimicrobial resistance could cause an estimated 300 million premature deaths and up to $100 trillion in economic damage.3

The use of antibiotics in animal agriculture is a major contributor to antimicrobial resistance.4 Nearly two-thirds of antibiotics sold for use in the U.S. are used in food animals, and studies show that when antibiotics are routinely administered to animals, bacteria can adapt and cause drug-resistant infections in humans.5

Brinker International committed in 2019 to work toward the elimination of the use of medically important antibiotics in its chicken supply chains, but has failed to make a similar commitment to eliminating or reducing use of medically important antibiotics in its beef and pork supply chains.6 The Company acknowledges in its 2021 Sustainability Report the importance of optimizing beef and pork production practices to reduce the need for such antibiotics, but has failed to set any target date(s) or report measurable action on this issue.

Consumers are increasingly concerned about the use of antibiotics in meat, particularly since the start of the COVID-19 pandemic.7 Action beyond existing regulations is necessary to avoid this risk of widespread use of medically important antibiotics for disease prevention, and Brinker may be missing out on market growth opportunities.8 The antibiotic-free market is expected to grow through at least 2027, driven by consumer demand for antibiotic-free food products.9

Brinker is behind its peers in addressing this critical problem. The following major restaurant brands have acted to substantially reduce or end use of medically important antibiotics in their meat supply chains:

•	Wendy’s has set a goal to source 100% of its U.S. and Canadian beef, chicken, and pork from suppliers that prohibit the routine use of medically important antibiotics by 2030.
•	McDonald’s announced a policy to reduce the need for antibiotics in production of its food animals, applying the policy to 85% of its global beef supply chain
•	The Cheesecake Factory is expanding use of ‘No Antibiotics Ever’ meat to beef and pork
•	99% of Panera’s pork and 100% of its chicken is raised without antibiotics
•	Denny’s stopped purchasing any chicken treated with medically important antibiotics for its US restaurants in 2019

BE IT RESOLVED: Shareholders request that Brinker International report on measures the company is taking to end use of medically important antibiotics in its beef and pork supply chains.

SUPPORTING STATEMENT: Shareholders recommend the disclosure include, at board and company discretion:

•	Strategies and timelines for reduction or elimination of medically important antibiotic use in beef and pork supply chains.
•	Assessment of supplier animal welfare and sanitation standards which reduce the need for medically important antibiotics.

[1]

https://www.who.int/news-room/photo-story/photo-story-detail/urgent-health-challenges-for-the-next-decade?utm_source=STAT+ Newsletters&utm_campaign=1931cb646b-MR_COPY_02&utm_medium=email&utm_term=0_8cab1d7961- 1931cb646b-150708293

[2]	https://amr-review.org/
[3]	https://www.scientificamerican.com/article/antibiotic-resistance-will-kill-300-million-people-by-2050/#:~:text= The%20true%20cost%20of%20antimicrobial,the%20global%20economy%20by%202050.
[4]	https://nam.edu/antibiotic-resistance-in-humans-and-animals/
[5]	https://www.theguardian.com/society/2022/apr/24/pigs-can-pass-deadly-superbugs-to-people-study-reveals)
[6]	https://brinker.cdn.prismic.io/brinker/c732a033-f2cf-40a1-86cf-69b62e217396_Brinker+Sustainability+Report.pdf
[7]	https://www.frontiersin.org/articles/10.3389/fvets.2021.678509/full
[8]

https://www.pewtrusts.org/en/research-and-analysis/issue-briefs/2014/11/gaps-in-fdas-antibiotics-policy; https://www.pewtrusts.org/en/research-and-analysis/issue-briefs/2021/04/fda-must-establish-limits-for-all-animal-antibiotics

[9]

https://www.marketwatch.com/press-release/antibiotic-free-meat-market-demand-with-advanced-technologies-industry-size-share- growth-opportunities-swot-analysis-revenue-manufacturers-strategies-development-statistics-2022-03-10

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BOARD OF DIRECTORS’ RESPONSE

Our Board recommends that you vote “AGAINST” this proposal requesting that Brinker report on measures the company is taking to end the use of medically important antibiotics in its beef and pork supply chains. The Board has carefully considered the proposal and believes that the report requested by the proposal is unnecessary because:

•

Brinker beef and pork suppliers are not permitted to use antibiotics important to human medicine for purposes of growth promotion. Antibiotics important to human medicine may only be used for the treatment, control and prevention of illness at the direction of a qualified veterinarian.

•	Brinker has published and periodically updates its position on antibiotic use that reflects the need to balance animal well-being, food safety, supply chain security, and broader health concerns; and
•	We believe that Brinker’s position on antibiotic use is consistent with the majority of the Company’s peers that are of a similar size and with similar resources.

Brinker’s Position on Antibiotic Use and Our Food Principles

Brinker takes great pride in serving its guests every day with safe, quality products that it strives to ensure are socially, environmentally and economically sustainable. As a responsible company with more than 1,100 company-owned restaurants, we attempt to use our scale for good, partnering with industries in transparent conversation to advance practices related to use of antibiotics and susceptibility testing. The ability of our suppliers to consistently deliver safe and quality products that meet our requirements, as well as all applicable laws and regulations, is of critical importance to the continued success of Brinker restaurants. Our ingredients are carefully sourced from suppliers who share Brinker’s commitment to maintaining high standards of food safety, quality, sustainability and ethical business conduct.

Antibiotic use in animals is a complex subject, and we acknowledge that our guests may want to understand more about where our ingredients come from and how they are produced. Brinker’s position on antibiotic use is one of responsible use, where effective treatment includes selection of the most narrow spectrum antibiotic based upon identification of causes and associated susceptibility pattern or profile. In 2019, we added a commitment to our animal welfare standards to eliminate antibiotics across our chicken supply chains, except for treating and non-routine control of diagnosed illnesses. We have made progress towards that goal with more than 95% of the chicken served in our restaurants raised with no antibiotics important to human medicine. We also support Food and Drug Administration (FDA) actions to eliminate antibiotic use for growth promotion and feed conversion. And we continue to communicate to our pork and beef suppliers and industry associations our desire for them to optimize production practices and reduce the need for antibiotics important in human medicine in food-producing animals.

Brinker continues to study the issue and believes that discussions regarding antibiotic use must reflect a variety of considerations, including an understanding that responsible use of antibiotics is but one way that farmers keep animals healthy and enhance food safety. We also continue to engage with our suppliers on our expectations and commitments, and have reviewed these important values with them. Brinker also maintains our Supplier Code of Conduct, which outlines our expectations for our suppliers in areas such as ethical business practices; human rights and labor laws; environmental, health and safety practices; and legal compliance.

Brinker is committed to working with suppliers committed to upholding good animal welfare principles. Our desired approach to animal well-being is based on the “Five Freedoms” of care throughout the life of farm animals. This guidance on humane animal treatment directs our practices as well as our selection of, and relationship with, sourcing partners.

Reporting and Transparency

Brinker’s efforts regarding antibiotics were discussed in a separately captioned section of Brinker’s 2021 Sustainability Report. This was Brinker’s first sustainability report, and it represents a significant step forward in our commitment to improving our efforts and reporting in a transparent manner on environmental, social and governance matters. Our 2022 Sustainability Report is being published concurrently with this Proxy. We encourage our stockholders to review our report, including our progress highlighted in areas such as diversity, employee development, environmental matters and animal welfare, all of which can be found at https://www.brinker.com/sustainability. We reached out to a number of our largest stockholders last year for feedback on our sustainability report and focus areas we identified, and we received positive support for our progress on sustainability initiatives from those that engaged with us.

We already plan to provide regular updates to our stockholders and other stakeholders on our sustainability, animal welfare (including antibiotics usage), and other efforts through our annual sustainability report. Given the reporting we have provided and plan to continue to provide in our sustainability reports, we believe that preparing the requested report would be redundant and would distract management’s focus and resources away from other important initiatives and objectives.

FOR ALL THESE REASONS, OUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

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INFORMATION ABOUT THE BOARD OF DIRECTORS AND

GOVERNANCE OF THE COMPANY

The business and affairs of the Company are managed under the direction of the Board of Directors. Generally, it is management’s responsibility to formalize, propose and implement strategic choices and the Board’s role to approve strategic direction and evaluate strategic results, including both the performance of the Company and the performance of the Chief Executive Officer.

Qualifications to Serve as Director

Each candidate for director must possess at least the following specific minimum qualifications:

1.     Each candidate shall be prepared to represent the best interests of all the Company’s shareholders and not just one particular constituency.

2.     Each candidate shall have demonstrated integrity and ethics in both personal and professional settings and have established a record of professional accomplishment in their chosen field.

3.     No candidate shall have any material personal, financial or professional interest in any present or potential competitor of the Company.

4.     Each candidate shall be prepared to participate fully in activities of the Board of Directors, including active membership on at least one committee of the Board of Directors and attendance at, and active participation in, meetings of the Board of Directors and the Committee(s) of the Board of Directors of which he or she is a member, and not have other personal or professional commitments that would, in the Governance and Nominating Committee’s sole judgment, interfere with or limit their ability to do so.

5.     In addition, the Governance and Nominating Committee also desires that candidates possess the following qualities or skills:

(a)     Each candidate shall contribute to the overall diversity of the Board of Directors—diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics.

(b)     Each candidate should contribute positively to the existing chemistry and collaborative culture among the members of the Board of Directors.

(c)     Each candidate should possess professional and personal experiences and expertise relevant to the Company’s business. Relevant experiences may include, among other things, large company CEO experience, senior level multi-unit restaurant or retail experience, and relevant senior level experience in one or more of the following areas: finance, accounting, sales and marketing, risk management, diversity, equity and inclusion, environmental and social governance, organizational development, strategic planning, information technology, and public relations.

Although not an automatic disqualifying factor, the inability of a candidate to meet the independence and other governing standards of the NYSE or the SEC will be a significant factor in any assessment of a candidate’s suitability.

Current Nominations

The Governance and Nominating Committee conducted an evaluation and assessment of all the current directors for purposes of determining whether to recommend them for nomination for re-election to the Board of Directors. After reviewing the assessment results, the Governance and Nominating Committee recommended to the Board that Messrs. DePinto, Giles, Hochman, Katzman and Ranade and Mms. Allen, Davis, Edelman and Hood be nominated for election to the Board of Directors. The Board accepted the recommendations and nominated such persons. The Governance and Nominating Committee did not receive any recommendations from shareholders of candidates for election to the Board at the Annual Meeting.

Director Independence

The Board reviews the independence of each non-employee director annually to confirm that the director continues to meet our standards, as well as the applicable requirements of the New York Stock Exchange (“NYSE”) and rules of the SEC. No member of the Board will be considered independent unless the Board determines that he or she has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has further determined that no material relationship exists between the Company and each non-employee director outside of their service as a member of the Board of Directors. The Board will not determine any director to be independent if he or she has or has had any of the relationships set forth in the NYSE rules during the time periods specified in such rules.

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The Board of Directors has affirmatively determined each of the following directors is an “independent” director as such term is defined in our Corporate Governance Guidelines and the requirements of the SEC and NYSE.

Frances L. Allen	Harriet Edelman	James C. Katzman

Cynthia L. Davis	William T. Giles	Prashant N. Ranade

Joseph M. DePinto	Ramona T. Hood

Additionally, Messrs. Alexandre G. Macedo(1) and George R. Mrkonic(2) were independent throughout their term in fiscal 2022. In this Proxy Statement we may refer to these directors individually as an “Independent Director” and collectively as the “Independent Directors.” The only member of the Board who is not independent is Kevin D. Hochman. Mr. Hochman, as Chief Executive Officer (“CEO”) and President of the Company, is the only employee member of the Board.

Board Structure

Each director serves for a one-year term and is subject to re-election by you each year. Prior to recommending a director for nomination for re-election, the Governance and Nominating Committee considers many things, including:

•	the quality of past director service and attendance at Board of Directors and committee meetings;
•	whether the director continues to possess the qualities and capabilities considered necessary or desirable for director service;
•	input from other members of the Board of Directors concerning the performance of that director through the Board’s periodic peer review process;
•	the independence of the director; and
•	whether the director has met the age limits on continued service, which requires that directors not stand for election after their 72nd birthday.

Board Committees

The charters for each of the committees, as well as our Corporate Governance Guidelines, are available at no charge to you in the Corporate Governance section of our website (http://investors.brinker.com/corporate-governance/highlights) or by written request directed to us at 3000 Olympus Blvd., Dallas, Texas 75019, Attention: Corporate Secretary.

The Board of Directors has affirmatively determined that each member of the Audit, Compensation, and Governance and Nominating committees meets the independence requirements of the NYSE and the SEC applicable to those committees.

Audit Committee

The role of the Audit Committee is described in the Report of the Audit Committee later in this Proxy Statement. The Board of Directors has determined that Messrs. Giles and Katzman are “audit committee financial experts” as such term is defined in the SEC’s Regulation S-K. Further, the Board of Directors has determined that all members of the Audit Committee are “financially literate” as such term is defined by the NYSE.

Compensation Committee

A discussion of the specific nature of the Compensation Committee’s responsibilities and compensation philosophy as they relate to our executive officers is provided to you in the Compensation Discussion and Analysis and Report of the Compensation Committee later in this Proxy Statement.

Governance and Nominating Committee

The Governance and Nominating Committee performs the following functions:

•	recommends to the Board of Directors potential members to be added as new or replacement members to the Board of Directors;
•	oversees the orientation process for new Board members and continuing education for Board members;
•	recommends to the Board of Directors the nominees for election to the Board of Directors at the annual shareholders meeting;
•	oversees the evaluation process of the Board of Directors;
•	reviews and recommends to the Board of Directors the compensation paid to non-management Board members;
•	reviews and recommends to the Board of Directors matters regarding CEO succession plans;
•	reviews and makes recommendations to the Board of Directors regarding the Corporate Governance Guidelines;
•	oversees and makes recommendations to management regarding the Company’s policies and programs relating to social responsibility and environmental and sustainability matters;
•	oversees the Company’s stockholder engagement program;
•	reviews the applicable legal standards for “independence” and the criteria applied to determine “audit committee financial expert” status; and
•	reviews the answers to annual questionnaires completed by each of the Independent Directors.

(1)	Mr. Macedo resigned from the Board on January 19, 2022.
(2)	Mr. Mrkonic retired from the Board at the 2021 Annual Meeting.

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On the basis of this year’s review, the Governance and Nominating Committee delivered a report to the full Board of Directors, and the Board made its “independence” and “audit committee financial expert” determinations.

Board Member Meeting Attendance

During the fiscal year ended June 29, 2022, the Board of Directors held eight meetings. Each incumbent director attended at least 75% of the aggregate total of meetings of the Board of Directors and Committees on which he or she served. All members of the Board of Directors serving as of the date of the Company’s 2021 annual meeting of shareholders except for one member attended the meeting. As set forth in our Corporate Governance Guidelines (http://investors.brinker.com/corporate-governance/highlights), directors are expected to attend the Annual Meeting absent unusual circumstances.

Chairman of the Board

The roles of Chairman of the Board of Directors and CEO for the Company are separated. Mr. DePinto, who is an Independent Director, serves as Chairman of the Board. The Board believes that the current board leadership structure promotes the ability of the Board of Directors to exercise its oversight role over management by having a director who is not an officer or member of management serving in the role of Chairman of the Board, thus ensuring a continued significant role for independent directors in the leadership of the Company. This structure allows Mr. Hochman, as CEO, to focus his time and energy on leading and managing the Company’s business and operations. An independent Chairman of the Board also simplifies the Company’s corporate governance structure by allowing the Chairman of the Board to convene executive sessions with independent directors. The Chairman presides over all executive sessions. Any decision to change the structure in the future will be based on what the Board believes is the most effective and efficient structure for the Company.

The Chairman of the Board’s duties include:

•	creating and maintaining an effective working relationship with the CEO and management;
•	managing the relationship between the Board as a whole and the CEO and management;
•	providing significant advice, counsel and guidance to the CEO and management on strategic priorities and execution strategies;
•	facilitating discussions among the directors inside and outside the Board meetings;
•	driving practices and improvements on Board effectiveness and productivity;
•	briefing the CEO on issues raised in executive sessions;
•	presiding at all meetings of the Board of Directors;
•	in collaboration with committee chairs and the CEO, scheduling Board meetings, setting meeting agendas and strategic discussions, and providing review of pre-meeting materials delivered to directors;
•	overseeing annual Board and Board committee evaluations, working with the Governance and Nominating Committee;
•	delivering the annual CEO evaluation;
•	overseeing all governance matters for the Board and shareholders;
•	being available for consultation and direct communication with major shareholders; and
•	carrying out other duties requested by the CEO and the Board as a whole.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks, including the Company’s enterprise risk management process that monitors and manages key business risks facing the Company. Throughout the fiscal year, the Board regularly reviews information regarding the Company’s strategic, financial and operational risks. The Board has also delegated certain risk oversight functions to its committees.

The Compensation Committee oversees the management of risks relating to the Company’s compensation policies and practices.

The Audit Committee oversees the management of risks associated with accounting, auditing, financial reporting, and internal control over financial reporting, as well as the effectiveness of the Company’s enterprise risk management process. The Audit Committee also:

•

oversees cyber security and data protection issues, receiving quarterly updates from the Company’s Chief Information Officer and reviews the findings of the Company’s annual risk assessment and penetration test;

•

assists the Board in its oversight of the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s registered public accounting firm, and the performance of the Company’s independent registered public accounting firm and internal audit function; and

•

reviews and discusses the guidelines and policies governing the process by which senior management and the internal auditing department assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

The Governance and Nominating Committee oversees risks associated with the independence of the Board of Directors and the Company’s governance structure. The Governance and Nominating Committee also:

•	reviews the Company’s policies and programs relating to social responsibility and environmental sustainability matters, and makes recommendations to management with respect to such matters;
•	provides oversight of the Company’s whistleblower process;

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•	monitors material litigation matters; and
•	ensures the Board and its committees perform annual evaluations to assess and improve effectiveness and oversees the process for periodic Board peer reviews.

The entire Board of Directors is regularly informed about each committee’s evaluation and oversight of the management of such risks through updates provided at full Board meetings, attendance at committee meetings, and committee reports.

Commitment to Sustainability

At Brinker, we have a long tradition of being a responsible and sustainable business, and building sustainable value for all of our stakeholders has always been a key part of our business strategy. Our ability to sustainably deliver profits to shareholders is built on a foundation of investing in and caring for our team members, providing value to our Guests and acting responsibly toward our stakeholders and in the way we impact the world.

Our framework for implementing our sustainability strategy includes initiatives under four key pillars: Passionate People, Great Food, Better World and Responsible Governance. This strategy guides our ESG efforts and initiatives with a goal of providing long-term shareholder value through sustainable business performance. In fiscal 2022, we made progress on initiatives under our sustainability strategy (as discussed in “Sustainability Highlights in Fiscal 2022” below), focusing on the ESG issues most relevant and impactful to our business and stakeholders.

Near the time of publishing this Proxy Statement, we are also publishing our second annual sustainability report, “Making People Feel Special,” which provides additional details on our updated strategy and renewed focus, and can be found at https://brinker.com/commitment. We encourage you to review our sustainability report to learn in depth about our sustainability efforts and to find detailed sustainability metrics, including a number of metrics aligned with certain Sustainability Accounting Standards Board (“SASB”) disclosure topics. We have included some highlights of our sustainability program here.

Sustainability Governance

Sustainability Highlights in Fiscal 2022

•	Published our second annual sustainability report, including a discussion of strategy, key metrics and goals in focus areas
•	Added one independent director to our Board, who contributes to overall Board diversity
•	Increased average pay for our hourly team members to $18.25 per hour, including tips, bonus and sick pay
•	Increased diverse representation at the restaurant operations leadership level to 38%
•	Engaged an energy management consultant to assist with carbon reduction goal setting and planning
•	Raised approximately $8 million for St. Jude Children’s Research Hospital®
•	Improved cybersecurity with investments in new security tools

Passionate People--Our Team Members and Culture of Inclusion

Brinker promotes and values a diverse and inclusive culture where every team member has the opportunity to flourish and succeed. We’re committed to breaking down barriers and pushing progress forward, with more racial and gender representation at all levels. We’re doing this by investing in programs to recruit, retain and develop underrepresented groups. In addition to the Company’s sustainability report, additional human capital management disclosures can be found in the Company’s annual report filed on Form 10-K with the Securities and Exchange Commission.

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To promote team member engagement and cross-functional diversity and inclusion initiatives, our Vice President of Diversity, Equity & Inclusion is charged with leading the Company’s efforts in these critical areas. We created “Communities of Interest” (“CoI”) designed to provide safe spaces for underrepresented and like-minded team members and allies to develop connections, share ideas and encourage diversity of thought throughout the organization. In August 2021, we expanded all our CoI groups to our operations leaders, including Certified Shift Leaders (“CSLs”) and above. Additionally, we made three CoI groups—Conquering Change, LGBTQ+ and Allies, and Shades of Brinker—available to hourly team members. Moving forward, we will continue to roll out more groups to our hourly team members. We created a Culture of Inclusion series where we host events connected with internationally recognized months of diversity to celebrate and bring awareness to these important issues. We provide training to our new and developing leaders to reinforce inclusive behaviors and identify biases. And we have been explicit in our support for inclusivity and ending racially motivated violence and harassment across all dimensions of diversity.

We also engage our team members by focusing on their wellbeing, working to make their lives the best they can be. We do this through our holistic “Be Well” program which focuses on five key areas that make up the right balance of wellbeing: Physical & Emotional, Career, Financial, Social, and Community. Some of the elements of this program include competitive wages and health benefit plans; a no co-pay doctor-on-demand service; fitness expense reimbursement; a free employee assistance program; our no-cost “Best You EDU” education offerings that provide team members a path to foundational learning, a GED and an Associate’s degree; leadership development programs; and volunteer opportunities. We are proud to have launched our Be Well Portal for all team members in fiscal 2022. The site is a mobile-friendly, one-stop shop for all benefits, perks and resources to improve wellbeing.

Great Food—Quality and Sustainably Sourced Ingredients Served Safely

We’re passionate about making fresh food in our own kitchens, combining traditional culinary methods with science-based food safety technology. We confirm our practices meet or exceed relevant external standards, including the Food and Drug Administration’s (“FDA”) Food Code, a science-based model for regulating the retail and food service sector. We have systems and dashboards to monitor compliance with our food safety standards and also have a leading epidemiological consulting firm available to investigate any concern. During this last fiscal year Brinker received a “100% Recall Compliance Award” from Instant Recall, an award given annually in recognition of restaurant organizations that achieve 100 percent documented compliance for all mock and live events.

We work closely with our trusted supplier partners to grow, process and transport products in a way that fulfills or exceeds all regulations. Our Supplier Code of Conduct (“Code”) helps our suppliers understand and meet these standards. We expect all our suppliers to follow our Code, and also expect all our food suppliers to adhere to Hazard Analysis and Critical Control Point (“HACCP”) principles. Our suppliers are regularly audited by accredited auditing agencies to confirm they hit key industry benchmarks, such as Global Food Safety Initiative (“GFSI”) approved standards. They are also expected to procure ingredients in a responsible way consistent with our animal welfare standards. We work with our suppliers to ensure all our food ingredients are traceable back to their source, and we monitor emerging sustainability issues as an active member of the National Restaurant Association Sustainability Executive Study Group.

Better World—Serving Up a Sustainable Future

We aspire to leave a smaller footprint on the planet with more sustainable energy use and smarter restaurant design. At Brinker, our approach to environmental sustainability includes:

•	Operating our business with an aim to reduce our carbon impact, waste and water use
•	Maintaining full compliance with all applicable environmental laws
•	Continually evaluating the impact of our business on the environment
•	Testing and innovating to find solutions to reduce our impact on the environment
•	Measuring and reporting our progress

To this end, we have invested in updating our restaurants with more environmentally friendly solutions. Our sustainable restaurant design uses smarter LED lighting, modernized kitchen equipment, low flow plumbing fixtures, energy efficient window treatments and tankless water heaters. We are testing smart technology that allows us to remotely turn on and shut off restaurant equipment to conserve power in eleven restaurants, with plans to expand in fiscal 2023.

We are also committed to responsible water management, waste management, and sustainable packaging. We have replaced kitchen equipment with more efficient models, saving millions of gallons of water per year, and continually evaluate equipment options that will help responsibly reduce future waste. We aim to recycle where local infrastructure allows it, and use technology and sales data to minimize food waste. Our goal is that one hundred percent of our To-Go packaging is from sustainably sourced raw materials, partially made from recycled materials, and/or is recyclable, reusable or compostable.

Responsible Governance—Acting with Integrity and Managing Risks

Brinker prioritizes having an independent and highly engaged Board of Directors with a wealth of diversity in experience, race and ethnicity, gender and tenure. Our Board protects and enhances shareholder investment by providing experienced, ethical leadership. Board members are regularly trained on their fiduciary duties and are encouraged to participate in other director education opportunities. The Board and its committees oversee different aspects of the Company’s culture and environment, policies, and practices regarding diversity, equity, and inclusion. They also assess and oversee management of risks to Brinker. We maintain an enterprise risk management process in line with the Committee of Sponsoring Organizations framework that identifies risks, potential impacts, likelihoods and mitigating factors. Each

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committee has many other responsibilities as outlined in their charters and our corporate governance guidelines. The Board reviews these charters and our corporate governance guidelines annually to ensure that the Board and its committees follow best practices for governance.

During 2022, the Board added Ramona T. Hood, who has significant experience in leading a large, distributed organization and a track record of driving growth and innovation. Ms. Hood complements the capabilities and public company board service experience of the other independent members, and improves both the gender and ethnic diversity of the Board.

Directors’ Compensation

The Governance and Nominating Committee annually reviews and periodically benchmarks the Board’s compensation to assure that non-employee directors are being fairly and reasonably compensated in relation to the restaurant industry and to comparable U.S. companies. The public companies in the proxy peer group used for the Board are also used for our named executive officers (“NEOs”) (identified in more detail in the Benchmarking section of the Compensation Discussion and Analysis of this Proxy Statement).

The non-employee directors receive the following compensation during a calendar year in addition to reimbursement for costs incurred in attending meetings of the Board:

	Annual Retainer	Annual Restricted Stock Units

Chairman of the Board (non-employee)	$265,000(1)	$110,000

Other Non-employee Directors	$75,000(2)	$110,000

(1)	The Chairman of the Board elected to have the entire annual retainer paid in restricted stock units (“RSUs”).
(2)	Paid or granted in a combination of cash or RSUs in quarterly installments, as elected by each director.

Each director, other than the Chairman of the Board, has a choice between cash and RSUs for the annual retainer, thus allowing each director to receive compensation in a manner that best fits individual needs. The Chairman of the Board is required to take at least 50% of his annual retainer in RSUs. Providing a combination of equity and cash provides incentive for our directors to focus on long-term performance and shareholder value while still recognizing their energy and effort throughout the year.

Equity grants are typically made in February, May, August(3), and November following the Company’s quarterly earnings releases.

Board Committee Retainers

Board members receive the following supplementary annual retainers, paid in quarterly installments, to compensate them for fulfilling additional responsibilities on one or more committees:

Annual Retainer

Audit Committee Member	$20,000

Compensation Committee Member	$12,500

Governance and Nominating Committee Member	$10,000

Additionally, the Committee Chairs receive the following additional supplementary annual retainers, paid in quarterly installments, to compensate them for the additional Chair responsibilities:

Annual Retainer

Audit Committee Chair	$15,000

Compensation Committee Chair	$12,000

Governance and Nominating Committee Chair	$10,000

Directors are expected to attend Board meetings and their respective committee meetings. No additional compensation was paid for attendance at these meetings.

Restricted Stock Unit Distribution Timing

Each of the directors elected, prior to the grants, one of five distribution timing options for their RSUs: (i) one year after date of grant, (ii) four years after date of grant, (iii) upon the director’s departure from the Board, (iv) one year following the director’s departure from the Board, or (v) two years following the director’s departure from the Board. Directors also have the ability to defer settlement of RSUs that would otherwise be distributed for additional five-year period(s), provided they elect to defer receipt of those units at least 12 months before the previously scheduled distribution date. For fiscal 2022, directors received RSUs for all their equity compensation with variable distribution dates ranging from one year after grant to one year after the director’s departure from the Board.

(3)

The equity grant for the first quarter of fiscal 2023 was made on September 8, 2022 due to timing of the Company’s earnings release on August 24, 2022 and meeting of the Board of Directors on September 1, 2022.

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Stock Ownership Guidelines

We have stock ownership guidelines for our Board to align director interests with shareholders. Guidelines are reviewed annually by the Board, including a comparison of market prevalence and guideline designs. The guidelines require directors to maintain stock ownership in a value equal to five times their annual retainer. The guidelines for our directors define stock ownership to include the value of any shares currently owned and the value of unvested restricted stock or RSUs. Directors have four years from the time they join the Board to accumulate the necessary shares. Currently, all directors are in compliance with the guidelines or are within the initial four-year time period to meet the guidelines.

Fiscal 2022 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Frances L. Allen(4)	105,000	109,888	214,888
Cynthia L. Davis(4)	102,500	109,888	212,388
Joseph M. DePinto(4)	132,500	242,381	374,881
Harriet Edelman(4)	113,500	109,888	223,388
William T. Giles(4)	122,500	109,888	232,388
Ramona T. Hood(4)(5)	37,500	54,942	92,442
James C. Katzman(4)	105,000	109,888	214,888
Alexandre G. Macedo(4)(6)	61,875	54,945	116,820
George R. Mrkonic(4)(7)	54,750	54,945	109,695
Prashant N. Ranade(4)	102,500	109,888	212,388

(1)

Mr. Hochman and Mr. Roberts are omitted from the Director Compensation Table because they do not receive additional compensation for serving on our Board. Each of their compensation is reflected in the Summary Compensation Table of this Proxy Statement. Mr. Hochman was appointed to the Board on June 6, 2022 and Mr. Roberts retired from the Board on June 5, 2022.

(2)

Reflects the aggregate dollar amount of all fees earned or paid in fiscal 2022 for which the director could have elected cash payment (whether or not the director actually elected to be paid in cash or in the form of equity) for service as a director, including annual retainer, committee retainers and committee chair retainers. Mr. DePinto, as Chairman of the Board, had the option to receive up to $132,500 of his calendar year annual retainer in cash or RSUs (with the remaining $132,500 required to be paid in RSUs, which are discussed below), while the other directors had the option to receive any portion of their $75,000 calendar year annual retainer in cash or RSUs.

(3)	Reflects the grant date fair value of annual RSU awards granted to each director in fiscal 2022 and the portion of the Chairman of the Board’s annual retainer required to be paid in RSUs, as follows:
•

Each director, except Ms. Hood, Mr. Macedo and Mr. Mrkonic, was granted an aggregate of 2,625 RSUs, representing two quarterly installments of the $110,000 annual grant for each of calendar year 2021 and 2022, for four quarterly installments in total. Ms. Hood was granted an aggregate of 1,477 RSU’s, representing two quarterly installments of the $110,000 annual grant for calendar year 2022. Mr. Macedo and Mr. Mrkonic were each granted an aggregate of 1,148 RSU’s representing two quarterly installments of the $110,000 annual grant for calendar year 2021.

•

Mr. DePinto, as Chairman of the Board, was also granted 3,165 RSUs representing two quarterly installments of the $132,500 portion of his annual retainer for each of calendar year 2021 and 2022, for four quarterly installments in total, required to be taken in RSUs.

•

The grant date fair value of the RSUs granted to the directors is determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). For RSUs, dividends, if declared, are accumulated and paid upon distribution.

(4)	None of our non-employee directors held any outstanding stock options or unvested equity awards at fiscal year-end given that all of our RSUs are non-forfeitable when granted.
(5)

Ms. Hood was appointed to the Board of Directors on January 11, 2022. This mid-year appointment resulted in a cash retainer in the amount of $37,500, representing two quarterly installments of the $75,000 annual retainer for calendar year 2022. Ms. Hood also received a stock grant as noted above.

(6)	Mr. Macedo resigned from the Board of Directors on January 19, 2022.
(7)	Mr. Mrkonic retired from the Board of Directors at the 2021 Annual Meeting.

Board Assessments

Our Board conducts an annual evaluation of itself and its committees to determine the Board’s effectiveness and to identify ways in which to enhance effectiveness. Additionally, the Board conducts periodic peer evaluations of each of its members, facilitated by an independent consultant. The Board utilizes the feedback and results from these evaluations to determine the need for board refreshment, and the Governance and Nominating Committee utilizes the evaluation process as part of its determination of nominees recommended for election by shareholders at our Annual Meeting.

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Internal Process of Identifying Candidates

The Governance and Nominating Committee uses a variety of means for identifying potential nominees for director, including the use of outside search firms and recommendations from current members of the Board of Directors and shareholders. In determining whether to nominate a candidate, the Governance and Nominating Committee considers the current composition, capabilities and attributes of serving directors, as well as additional capabilities and attributes considered necessary or desirable in light of existing and future Company needs. One or more of the members of the Governance and Nominating Committee interviews, and may have an outside search firm interview, a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities and responsibilities for membership on the Board of Directors. Prospective candidates may also be interviewed by other directors who are not members of the Governance and Nominating Committee. Reports from those interviews or from Governance and Nominating Committee members with personal knowledge and experience with the candidate, resumes, information provided by other contacts, and other information deemed relevant by the Governance and Nominating Committee are then considered in determining whether a candidate shall be nominated. The Governance and Nominating Committee also exercises its independent business judgment and discretion in evaluating the suitability of a candidate for nomination.

Nominations by Shareholders

As a shareholder, you may recommend one or more candidates to be considered by the Governance and Nominating Committee as a nominee or nominees for election as director of the Company at an annual meeting of shareholders. To do so, you must comply with the notice, information, and consent provisions contained in the Company’s Bylaws (current copies of the Company’s Bylaws are available at no charge from the Secretary of the Company and may also be found in our public filings with the SEC). In order for the candidate recommendation to be timely for the Company’s 2023 annual meeting of shareholders, your notice to the Secretary of the Company must be delivered or mailed to and received at our principal executive office no later than June 5, 2023. Any such recommendations received by the Secretary will be presented to the Governance and Nominating Committee for consideration. Suitable candidates (whether identified internally or by a shareholder), after evaluation based upon the criteria and process described in “Internal Process of Identifying Candidates” above, are then recommended by the Governance and Nominating Committee and, if approved by the Board of Directors, will be included in our recommended slate of director nominees in our Proxy Statement.

Code of Conduct

Our Brinker International Code of Conduct—Making People Feel Special applies to all our team members. We also have a Code of Conduct for the Board of Directors. Both of these codes are reviewed by the Governance and Nominating Committee regularly and revised as appropriate. You may obtain a copy of either Code free of charge in the Corporate Governance section of our website (http://investors.brinker.com/corporate-governance/highlights) or by written request directed to us at 3000 Olympus Blvd., Dallas, Texas 75019, Attention: General Counsel.

Communications with the Board of Directors

If you or any other interested party wishes to communicate with the Board of Directors as a group or with an individual director, you or the interested party may direct such communications to the intended recipient in care of the General Counsel, 3000 Olympus Blvd., Dallas, Texas 75019. The communication must be clearly addressed to the specific group or director. Your Board of Directors has instructed the General Counsel to review and forward any such correspondence to the appropriate person or persons for response. The General Counsel will screen correspondence directed to multiple directors or the full Board in order to forward it to the most appropriate person. Communications that relate to our accounting, internal accounting controls or auditing matters are referred to our Audit Committee Chair.

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INFORMATION ABOUT OUR

EXECUTIVE OFFICERS

Wade R. Allen
Brinker Team Member since: 2014 Age: 45 Restaurant Industry Experience: 8 yrs.

Mr. Allen is Senior Vice President of Innovation, having been appointed to this position in June 2020. Mr. Allen previously served as Senior Vice President and Chief Digital Officer from January 2018 to June 2020 and Vice President of Digital Guest Experience and Analytics from February 2014 to January 2018. Prior to joining Brinker, Mr. Allen served as President of CouponFactory, a wholly-owned subsidiary of Rockfish Interactive, a digital advertising and marketing agency, while also serving as Vice President of Retail for Rockfish Interactive from November 2010 to February 2014.

Richard A. Badgley
Brinker Team Member since: 2016 Age: 54 Restaurant Industry Experience: 21 yrs.

Mr. Badgley is Executive Vice President and Chief People and Administrative Officer, having been appointed to this position in July 2019 after previously serving as Senior Vice President and Chief Administrative Officer since December 2018 and Senior Vice President and Chief People Officer from July 2016 to December 2018. Mr. Badgley was previously with TOMS Shoes, LLC, a designer and manufacturer of shoes and apparel, where he served as Vice President of Retail and Talent Management from July 2013 to July 2016. Mr. Badgley also served as Vice President of Learning and Development and Vice President of Global Staffing for Starbucks Corporation from April 2011 to June 2013 and Senior Vice President of Selection and Staffing for Wyndham Worldwide from 2006 to 2011.

Douglas N. Comings
Brinker Team Member since: 1994 Age: 49 Restaurant Industry Experience: 28 yrs.

Mr. Comings is Senior Vice President and Co-Chief Operating Officer for Chili’s Grill & Bar, having been appointed to this position in June 2020 after previously serving as Senior Vice President and Chief Operating Officer for Chili’s Grill & Bar from July 2016 to June 2020, Regional Vice President—Central Region and Franchise for Chili’s Grill & Bar from January 2016 to July 2016, Vice President of Domestic Franchise Operations for Chili’s Grill & Bar from June 2013 to June 2016, and Regional Director for Chili’s Grill & Bar from December 2010 to June 2013. Mr. Comings also served in various other roles for Chili’s Grill & Bar from October 1994 to December 2010.

George S. Felix
Brinker Team Member since: 2022 Age: 42 Restaurant Industry Experience: 6 yrs.

Mr. Felix is Senior Vice President and Chief Marketing Officer, having been appointed to this position in July 2022. Prior to joining Brinker, Mr. Felix served as Chief Marketing Officer of Tinder, an online and geosocial networking application, from April 2021 to May 2022. Before joining Tinder, Mr. Felix served as Chief Marketing Officer, Pizza Hut U.S. from January 2020 to March 2021, Director of Marketing, KFC Global, from July 2018 to January 2020, and Director of Brand Communications, KFC U.S., from May 2015 to June 2018, each divisions of YUM! Brands, Inc., an operator of fast food restaurant brands.

Daniel S. Fuller
Brinker Team Member since: 2014 Age: 40 Restaurant Industry Experience: 8 yrs.

Mr. Fuller is Senior Vice President, General Counsel and Secretary, having been appointed to this position in June 2020 after previously serving as Vice President, General Counsel and Secretary from April 2018 to June 2020. Mr. Fuller served as Corporate Counsel and then Senior Corporate Counsel from July 2014 to April 2018 following his career in private practice. Mr. Fuller has also served as a member of the Board of Directors for the Restaurant Law Center since May 2018.

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Charles A. Lousignont
Brinker Team Member since: 2014 Age: 63 Restaurant Industry Experience: 45 yrs.

Mr. Lousignont is Senior Vice President and Chief Supply Chain Officer, having been appointed to this position in December 2018 after previously serving as Senior Vice President of Supply Chain Management from November 2014 to December 2018. Mr. Lousignont previously served as Chief Procurement Officer for P.F. Chang’s China Bistro from March 2013 to October 2014 and as Vice President of Supply Chain Management for Aramark from August 2009 to February 2013. Mr. Lousignont also held various positions with Centralized Supply Chain Services, LLC, Fazoli’s Restaurant Management, LLC, and Long John Silver’s from 1991 to 2009. Mr. Lousignont has been Chairman Emeritus for the National Restaurant Association Supply Chain Expert Exchange since 2018 after serving as a Director from 2012 to 2018.

Pankaj K. Patra
Brinker Team Member since: 2012 Age: 45 Restaurant Industry Experience: 14 Yrs.

Mr. Patra is Senior Vice President and Chief Information Officer, having been appointed to this position in June 2020 after previously serving as Vice President of Information Technology from August 2017 to June 2020, Senior Director of Enterprise Systems from January 2017 to August 2017, and Director of Enterprise Data Architecture and Analytics from September 2012 to December 2016. Mr. Patra served as a Senior Manager of Enterprise Development for OTB Acquisition, LLC from November 2010 to September 2012.

Steven D. Provost
Brinker Team Member since: 2009 Age: 62 Restaurant Industry Experience: 31 Yrs.

Mr. Provost is Executive Vice President and President of Maggiano’s Little Italy, having been appointed to this position in June 2020 after previously serving as Executive Vice President and Chief Concept Officer for Chili’s Grill & Bar from December 2018 to June 2020, and Executive Vice President and Chief Marketing and Innovation Officer from March 2017 to December 2018. Mr. Provost also previously served as Senior Vice President and President of Maggiano’s Little Italy from November 2009 to March 2017, and Senior Vice President of Marketing and Brand Strategy for Maggiano’s from April 2009 to November 2009. Mr. Provost served as Chief Marketing Officer and Executive Vice President of Quizno’s Master, LLC from 2007 to 2009. Mr. Provost also served in various roles with Yum! Brands, Inc. from 1991 to 2007, including Head Coach, Southeast Region for the KFC brand, Chief Marketing and Innovation Officer for the Long John Silver’s and A&W brands, and Senior Vice President of Franchise and Vice President of Marketing for Kentucky Fried Chicken.

Joseph G. Taylor
Brinker Team Member since: 1999 Age: 63 Restaurant Industry Experience: 23 yrs.

Mr. Taylor is Executive Vice President and Chief Financial Officer, having been appointed to this position in June 2019 after having previously served as Senior Vice President and Chief Financial Officer since August 2017. Mr. Taylor also served as Interim Chief Financial Officer, Treasurer and Vice President of Investor Relations from April 2017 to August 2017, Treasurer and Vice President of Investor Relations from June 2016 to April 2017, and in various other roles from December 1999 to June 2016, including oversight for treasury, government relations and corporate communications. Previously, Mr. Taylor spent 18 years in the banking industry in several client-related and corporate finance positions. Mr. Taylor is an emeriti member of the Boards of the National Restaurant Association and the National Restaurant Association Educational Foundation.

Aaron M. White
Brinker Team Member since: 1996 Age: 46 Restaurant Industry Experience: 26 yrs.

Ms. White is Senior Vice President and Co-Chief Operating Officer for Chili’s Grill & Bar, having been appointed to this position in June 2020 after having previously served as Vice President of Integration from June 2019 to June 2020. She also served as Vice President of Operation Services from April 2018 to June 2019, Senior Director of PeopleWorks from December 2017 to April 2018 and Director of PeopleWorks from June 2015 to December 2017. Ms. White also served in various other roles from August 1996 to June 2015, including PeopleWorks Partner for Domestic Franchise, Learning Manager, Area Director, General Manager and Manager.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the objectives and underlying principles of our executive compensation programs, how the programs are designed to align with shareholder interests and how compensation of our NEOs in fiscal 2022 aligned with performance.

Executive Summary

In fiscal 2022, our restaurants exceeded their pre-pandemic sales levels despite the Delta and Omicron waves of the pandemic causing staffing shortages and materially impacting guest demand for eating out during certain periods of the year. Although the economic environment has been volatile in recent years, our brands remain stable and iconic parts of American culture. Our Chili’s brand celebrated its 47th anniversary this fiscal year, and Maggiano’s celebrated its 30th anniversary. In fiscal 2022, the Company aimed to grow traffic at its restaurants by implementing conservative price increases that would allow its restaurants to lead the competition in value and affordability. Commodity and wage inflation exceeded forecasts and caused the Company to have lower profitability than expected and to miss financial performance targets under its compensation plans.

Toward the end of fiscal 2022, the Company appointed a new CEO, Kevin Hochman, following the retirement of our former CEO. Under Mr. Hochman’s leadership, the Company is focused on driving sustainable growth, improving the profitability of our restaurants by simplifying operations and improving return on invested capital and shareholder returns.

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Fiscal 2022 Performance Highlights

In fiscal 2022, Chili’s and Maggiano’s experienced significant growth in comparable restaurant sales as we returned to operations that were mostly free from government-mandated pandemic restrictions on our dining rooms that materially affected our restaurant sales in fiscal 2020 and fiscal 2021.

Comparable Restaurant Sales: FY22 vs FY21(1)

Brinker	12.3%

Chili’s	8.6%

Maggiano’s	53.0%

(1)

Comparable Restaurant Sales include restaurants that have been in operation for more than 18 months. Restaurants temporarily closed 14 days or more are excluded from comparable restaurant sales. Percentage amounts are calculated based on the comparable periods year-over-year.

In fiscal 2022 we not only grew versus a prior year that was impacted by the pandemic, but exceeded pre-pandemic sales levels. Our restaurants averaged weekly sales volumes in the fourth quarter well above pre-pandemic levels, creating significant sales growth momentum.

Q4 Average Weekly Sales at Company-Owned Restaurants (in 000s)
	2022	2021	2020	2019

Brinker	$64.0	$63.3	$38.4	$61.9

Chili’s	$59.5	$60.3	$37.8	$56.9

Maggiano’s	$163.6	$126.2	$50.7	$152.4

We also acquired 68 restaurants from 3 franchisees in fiscal 2022. Our total revenue grew materially due to an increase in the number of Company-owned restaurants together with growth in existing restaurant sales. We now have a solid foundation to further grow sales and improve profitability.

	2022	2021	2020	2019

Total revenues (in millions)	$3,804.1	$3,337.8	$3,078.5	$3,217.9

Named Executive Officers

The Company’s named executive officers (“NEOs”) for fiscal 2022 are as follows:

Name	Title
Kevin D. Hochman(1)	Chief Executive Officer and President of Brinker, President of Chili’s Grill & Bar (“CEO”)
Wyman T. Roberts(1)	Former Chief Executive Officer and President of Brinker, President of Chili’s Grill & Bar
Joseph G. Taylor	Executive Vice President and Chief Financial Officer (“CFO”)
Steven D. Provost	Executive Vice President and President of Maggiano’s Little Italy (“President of Maggiano’s”)
Richard A. Badgley	Executive Vice President and Chief People and Administrative Officer (“CAO”)
Charles A. Lousignont	Senior Vice President and Chief Supply Chain Officer (“CSCO”)

(1)

Mr. Roberts retired from his position as CEO and President of Brinker and President of Chili’s Grill & Bar effective as of June 5, 2022. Mr. Hochman was appointed to serve as CEO and President of Brinker and President of Chili’s Grill & Bar effective as of June 6, 2022.

All NEOs were compensated under the same compensation plans in fiscal 2022, except Mr. Hochman participated under only the short-term bonus plan because his employment with the Company began in the last month of the fiscal year. Additionally, given his role, Mr. Provost’s key performance indicator (“KPI”) targets under the short-term bonus plan were different and specific to Maggiano’s, as discussed below.

Compensation Philosophy and Strategy

The Compensation Committee (or the “Committee” in this Executive Compensation section of this Proxy Statement) believes that the Company’s ability to succeed depends in large measure on our ability to attract and retain well-qualified executives who share the Company’s values and are able to create and execute successful long-term strategies that increase shareholder value. Our compensation strategy includes compensation plans and policies that motivate and incentivize executives to increase long-term shareholder value by growing sales and increasing profits through engaged team members who provide great service and food that brings back guests again and again. Paying for performance is a long-standing, underlying principle of our compensation programs. Our compensation strategy also:

•	Uses variable compensation plans to make up the majority of potential total compensation, placing significant amounts of compensation “at risk;”

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•	Establishes incentive plan payout levels that provide an opportunity for participants to earn compensation above median levels when performance goals are exceeded and our stock price increases;
•	Uses metrics that are directly related to profits and returns;
•	Allows actual compensation to be significantly reduced when our financial performance is below expectations or our stock price decreases;
•	Utilizes both cash and equity elements with varying time horizons and performance metrics to motivate and reward sustained performance that is aligned with shareholder interests; and
•	Links our officers’ interests with the sustained performance of the Company and our shareholders’ interests by having executives satisfy stock ownership guidelines.

Summary of Fiscal 2022 Compensation Actions

The following are some of the highlights of our fiscal 2022 executive compensation programs:

•

Following no increases in fiscal 2021, the Committee granted 2.5% base salary increases to all NEOs, with the exception of a 20% increase for the CFO and a 10% increase for the Former CEO to reward their strong performance and to help align each of their salaries with median salaries for their respective positions among our benchmarking peer group

•

The Committee designed our short-term incentive plan with two semi-annual measurement periods, with performance targets set on a semi-annual basis because of the continued impact and unpredictability of the pandemic, including the Delta and Omicron variant

•	The Committee returned to a higher level of performance based long-term incentive compensation for NEOs, with long term equity awards for fiscal 2022 weighted in 60% performance shares and 40% RSUs
•

The Committee designed the performance share plan to pay out based on the Company’s achievement of significant growth in adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) over a three-year performance period

•	The Committee designed and implemented a compensation package to attract and motivate a new CEO, as further detailed below

CEO Transition

In connection with his appointment as CEO of the Company, Mr. Hochman and the Company entered into an Employment Agreement (the “Hochman Employment Agreement”), which sets forth the terms of Mr. Hochman’s’ employment with the Company. The Hochman Employment Agreement is not for a fixed term. The Hochman Employment Agreement provides for (i) an initial annual base salary of $900,000, (ii) a target annual bonus equal to 110% of base salary, (iii) a $400,000 sign-on bonus, of which $250,000 was paid in fiscal 2022 and is subject to repayment in the event Mr. Hochman voluntarily resigns or is terminated for cause within his first 12 months of employment, and $150,000 is payable on the one-year anniversary of Mr. Hochman’s start date, (iv) a grant of $1,500,000 in restricted stock units, intended to compensate Mr. Hochman for certain foregone compensation from his prior employer, which will vest in full on the third anniversary of the date of grant (the “Make Whole Equity Award”); and (v) reimbursement of up to $20,000 in legal fees incurred in connection with negotiation of the Hochman Employment Agreement.

In connection with his departure, the Company and Mr. Roberts entered into a Transition Services and Separation Agreement on June 1, 2022, which sets forth the terms of Mr. Roberts’ separation (the “Roberts Transition Agreement”). The Roberts Transition Agreement provides for: (i) a $60,000 monthly salary from June 6, 2022 through December 5, 2022 to compensate Mr. Roberts for his services as a Senior Advisor to the Company, (ii) a $1,850,000 restricted stock unit award to be granted near the end of August 2022, which award will vest subject to his compliance with the terms and conditions set forth therein, including a two-year non-competition covenant from the date of grant, and (iii) up to 18 months of subsidized premiums for continued group health coverage following his termination of employment. The Roberts Transition Agreement also provides for a six-month consulting period following Mr. Roberts’ termination of employment in December 2022, for which he will receive a consulting fee of $60,000 per month and will be available to provide transition services to the Company and Mr. Hochman. The compensation set forth above is in lieu of any other fiscal 2023 equity award or compensation to Mr. Roberts.

To retain certain of the Company’s NEOs during the Company’s CEO transition, the Committee recommended and the Board approved cash retention bonuses as set forth below for the following recipients. For Mr. Provost, the Committee and the Board took into consideration the exceptional leadership Mr. Provost provided in performance of the Maggiano’s brand in fiscal 2022. To earn the cash retention bonus, a recipient must remain satisfactorily employed by the Company through the end of the Company’s fiscal 2023 year. Earned bonuses will be paid in July 2023.

Recipient	Cash Retention Bonus

Joseph G. Taylor (CFO)	$300,000

Steven D. Provost (President of Maggiano’s)	$650,000

Richard A. Badgley (CAO)	$300,000

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Summary of Fiscal 2023 Compensation Plan Changes

Since the end of fiscal 2022, the Committee has approved the following changes regarding fiscal 2023 NEO compensation:

•

The Committee approved 4.0% base salary increases for all NEOs, except for Mr. Hochman in light of the recent establishment of his base salary under the Hochman Employment Agreement and for Mr. Roberts in light of his retirement

•

The Committee returned to one annual measurement period and target for our short-term incentive plan after previously using two six-month measuring periods and targets during fiscal 2022, with performance metrics focused only on adjusted profit before taxes and revenue targets

The Compensation Committee and How Compensation Decisions are Made

Structure and Responsibilities of the Compensation Committee

The Committee is comprised entirely of independent directors. The Board has also determined that each Committee member qualifies as a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act. The Committee is responsible for aligning our compensation programs with our compensation philosophy of creating long-term shareholder value and rewarding performance. Specifically, the Committee designs compensation plans and reviews and approves any compensation decisions regarding our CEO and other Executive Officers identified in this Proxy Statement (the “Executive Officers”). Further information about the duties of the Committee can be found in the Compensation Committee Charter, which is located on our website at http://investors.brinker.com/corporate-governance/highlights. To ensure the Committee is able to effectively carry out its responsibilities, it takes the following actions:

•	Retains an independent consultant (currently Pearl Meyer & Partners) (“Pearl Meyer”) to advise on executive compensation;
•

Benchmarks data, with the assistance of Meridian Compensation Partners, LLC (“Meridian”), to determine competitive compensation levels based on a peer group that represents restaurant companies with whom we compete for talent;

•	Recommends to the Board for approval and ratification the design and performance metrics used in our incentive plans;
•	Submits recommendations on CEO and Executive Officer compensation to the Board for approval and ratification;
•	Holds executive sessions (without our management present) at Committee meetings; and
•	Provides recommendations to the Board on compensation-related proposals to be considered at the Company’s annual meeting.

Roles of the Compensation Committee, Consultants and Management

The Committee is responsible for evaluating the performance of the CEO and Executive Officers and recommending to the Board compensation plans and levels for the CEO and Executive Officers. The Committee utilizes Pearl Meyer, independent benchmarking information from Meridian and input from the CEO on the individual performance of other Executive Officers. The CEO does not provide input on his own compensation. The Committee considers these data sources and applies its own independent judgment in establishing a total compensation program comprised of base salary, short-term incentives targeted as a percentage of base salary and long-term incentives.

The Committee annually reviews the performance of its consultants. Pearl Meyer and Meridian are each retained by and report directly to the Committee, and neither have any other consulting engagements with the Company. The Committee regularly asks Pearl Meyer to provide independent advice on current trends in compensation design, including compensation levels, the merits of particular forms of compensation, relative weighting of compensation elements, compensation best practices and new developments and requirements for regulatory reporting and disclosure. The Committee has affirmatively determined that Pearl Meyer and Meridian are each independent, and their respective engagements do not raise any conflicts of interest as required by the SEC and NYSE.

Benchmarking and Compensation Mix

Meridian provides the Committee with market data regarding base salary, short-term incentive targets, long-term incentive values and total compensation. The benchmarking proxy peer group is carefully selected based on criteria including restaurant and brand product industries, operating structure, location and size. As of the time this peer group was selected, we were just above the median of our proxy peer group in terms of revenue size. Proxy data from our benchmarking peer group was blended with data from Meridian’s database, as well as data from other restaurant companies that participate in the Chain Restaurant Total Rewards Association (CRTRA) Compensation Survey, to provide us with benchmark information that we believe accurately reflects the market in which we compete for executive talent. The following table lists the companies used in fiscal 2022 as our benchmarking proxy peer group:

Benchmarking Proxy Peer Group

BJ’s Restaurants, Inc.	Darden Restaurants, Inc.	Red Robin Gourmet Burgers, Inc.

Bloomin’ Brands, Inc.	Denny’s Corporation	Restaurant Brands International, Inc.

The Cheesecake Factory, Inc.	Dine Brands Global, Inc.	Texas Roadhouse, Inc.

Chipotle Mexican Grill, Inc.	Domino’s Pizza, Inc.	The Wendy’s Company

Cracker Barrel Old Country Store, Inc.	McDonalds Corporation	Yum! Brands, Inc.

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Meridian’s benchmark information was used to establish targeted total compensation (base salary + target short-term cash incentives + target long-term equity incentives) for Executive Officers. We strive to be competitive in the marketplace by trying to provide targeted total compensation near the median of our peer group. This effort includes appropriately balancing all elements of compensation (short-term versus long-term and fixed versus variable) while recognizing our performance, as well as the individual’s performance, criticality and experience, and internal pay equity. There is no fixed percentage which determines the mix between cash and non-cash compensation, but compensation is significantly weighted towards variable compensation (short- and long-term). The table below shows the percentage of fixed versus variable compensation elements for fiscal 2022 targeted total compensation.

Fiscal 2022 Targeted Fixed Versus Variable Compensation Mix

Name	Position	Fixed Compensation as a % of Target Total Compensation	Variable Compensation as a % of Target Total Compensation

Kevin D. Hochman(1)	CEO	16%	84%

Wyman T. Roberts(1)	Former CEO	15%	85%

Joseph G. Taylor	EVP, CFO	30%	70%

Steven D. Provost	EVP, President of Maggiano’s	34%	66%

Richard A. Badgley	EVP, CAO	30%	70%

Charles A. Lousignont	SVP, CSCO	36%	64%

(1)

Mr. Roberts retired from his position as CEO and President of Brinker and President of Chili’s Grill & Bar effective as of June 5, 2022. Mr. Hochman was appointed to serve as CEO and President of Brinker and President of Chili’s Grill & Bar effective as of June 6, 2022. The compensation mix shown for Mr. Hochman is based on his fiscal 2023 total target compensation.

Say-on-Pay Feedback and Shareholder Outreach

At the 2021 annual meeting of shareholders, we submitted our executive compensation programs for an advisory vote to you, our shareholders, and received the support of 94.6% of the total votes cast on the proposal. During the weeks immediately prior to our 2021 annual meeting, following disclosure of changes to the fiscal 2022 compensation plans in the proxy for fiscal 2021 as well as how the Company’s compensation plans required adjustments for pandemics, we reached out to shareholders owning more than 45% of the Company’s shares to ask for feedback about the Company’s compensation program. Only two shareholders, representing more than 22% of the Company shares, chose to engage with Company representatives, which included the Chair of the Committee. The shareholders provided positive support for the Company’s compensation program. The Committee reviewed the results of the shareholder advisory vote and shareholder outreach and made no changes to our compensation programs as a result because shareholder support for our current programs was strong. As economic and other circumstances changed, the Committee did independently make the changes to the fiscal 2023 compensation program discussed in the Summary of Fiscal 2023 Compensation Changes section of this CD&A.

Compensation Principles and Long-Term Performance Results

Highlights of Our Compensation Programs

What We Do:		What We Do Not Do:

✓	Pay for Performance	✗	Gross-Ups for Excise Taxes

✓	Annual Say-on-Pay Vote	✗	Reprice Stock Options

✓	Clawback Policy	✗	Fixed Term Employment Agreements

✓	Short- and Long-Term Incentives/Performance Metrics	✗	Allow Hedging/Pledging of Securities

✓	Independent Compensation Consultant	✗	Defined Benefit Pensions

✓	Stock Ownership Guidelines	✗	Dividend Payment on Unvested Equity Awards

✓	Use “At Risk” Equity	✗	Excessive Perquisites

✓	Double-Trigger Change in Control Provisions	✗	Grant Stock Options with Exercise Prices Below the Closing Stock Price on Date of Grant
✓	Mitigate Inappropriate Risk Taking

✓	Benchmark Against a Relevant Peer Group

✓	Shareholder Outreach

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Pay for Performance

The Company’s compensation programs are aligned with our business initiatives and have been designed to pay commensurate with the level of performance generated. This philosophy is most evident in the mix of pay used to compensate our executives.

Our fiscal 2022 compensation packages for our CEO and other NEOs were heavily weighted towards variable compensation. Long term incentives constituted the largest portion of the target total direct compensation opportunity for our CEOs. The graphs below show the target pay mix for the CEO position and other NEOs based on annual salary levels, annual short-term incentive at target and the economic value (at the time of grant) of RSUs and performance RSUs granted during the year. The CEO graph below represents the direct compensation opportunity for Mr. Roberts only because he was the CEO for more than 11 months of the fiscal year. Mr. Hochman is not included in the charts below because he did not receive the customary equity grants during the fiscal year, and instead received salary, a pro-rated non-equity incentive, a one-time sign-on bonus, and a one-time RSU grant as detailed in the CEO Transition section of this CD&A and in the Summary Compensation Table. Mr. Hochman’s fiscal 2023 target pay mix will consist of 16% base salary, 17% annual incentive, and 67% long term incentives.

The Committee has applied our pay for performance compensation philosophy to the design of our compensation plans so that executives are motivated to add value to the ongoing operations of our business through efforts that are within their control. Our compensation plans are generally designed and written so that achievement of financial targets is calculated by excluding certain extraordinary gains or losses and neutralizing the impact of certain extraordinary events. With these plans in place, executives are neither paid windfall compensation nor penalized with unachievable targets when such extraordinary events occur. The Committee, which also may consult with the Audit Committee, provides strong oversight to the evaluation of extraordinary events.

For example, our compensation plans require the Committee to neutralize the impact of tax law changes when calculating the achievement level of financial targets. After the Tax Cuts and Jobs Act was passed in fiscal 2018, the Committee calculated the expected benefit to the Company of the reduced tax rate, and then neutralized the benefit under the applicable compensation plans to avoid paying executives windfall compensation from a tax law change. This neutralization of an extraordinary event by the Committee was a calculated determination pursuant to the provisions of the existing plan documents. As another example, in fiscal 2019 the Committee excluded the large profits received from the Company’s sale leaseback transactions when calculating achievement of financial targets under our compensation plans so that achievement levels were not inflated as a result of a one-time, capital structuring event.

In the two examples above, the plan documents avoided windfall compensation to executives. For many years, the Company’s performance share plans, including the Company’s fiscal 2020 performance share plan, have also required the Committee to neutralize the impact of extraordinary, non-recurring events when calculating the Company’s adjusted diluted earnings per share, with the plans specifically referencing pandemics as such an event. This requirement avoids penalizing executives with unachievable targets when extraordinary events occur outside of their control. This requirement has been included in each performance share plan approved by the Committee since August 2017, long before the COVID-19 pandemic began. By previously designing and approving compensation plans that take into account extraordinary events in the calculation of achievement levels, the Committee accomplished the strategic intent of our compensation programs for executives to be paid for performance within their control.

Performance Results under Prior Long-Term Compensation Plans

Fiscal 2020 Performance Share Plan

Performance shares granted in fiscal 2020 for all NEOs were earned at the end of fiscal 2022 based on the Company’s compound annual growth rate (“CAGR”) in earnings per share (“Adjusted EPS”) as compared to a target CAGR of 10% over the three-year measurement period. When calculating the Adjusted EPS for fiscal 2022, the provisions of the fiscal 2020 performance share plan from the time of original adoption required the Committee, among other things, to: (a) neutralize the impact of unplanned restructurings, and (b) neutralize the impact of extraordinary, non-recurring events, specifically including pandemics. Calculating Adjusted EPS in this way was required under plan documents in the same way adjustments from prior years described in the Pay for Performance section of this CD&A were required to exclude one-time and extraordinary events that otherwise would have benefited management’s achievement level. The Committee did not modify the fiscal 2020 performance share plan or make discretionary payments because of the pandemic. Rather, similar to the approach it

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had taken with regard to the 2019 Performance Share Plan, the Committee calculated the Company’s achieved Adjusted EPS after neutralization for the impact of these extraordinary and unplanned events as required by the plan.

The Company entered fiscal 2022 with significant sales growth trajectory, having finished the fourth quarter of fiscal 2021 with 8.5% growth in Chili’s same restaurant sales as compared to the same pre-pandemic sales period in fiscal 2019. Chili’s continued to have similar significant growth in July 2021, the first month of fiscal 2022. The Committee reviewed data showing a drop in sales in the following months when the Delta variant spread rapidly across the United States. By December, sales at Chili’s had fully returned to the significant growth levels experienced before the Delta variant. Sales dropped again in January 2022 as the Omicron variant spread quickly throughout the United States, and then sales quickly returned to growth levels in February 2022. Third party data reviewed by the Committee showed that sales for the entire industry were significantly and negatively impacted during the specific months where cases of the Delta and Omicron variant were at high levels. The Committee reviewed comparisons of the Company’s performance to peers, the Company’s sales gap to the industry as reported by third party sources, financial models showing the impact to profits resulting from the lost sales opportunity and many other data points to determine and neutralize the impact of the pandemic on the Company. The Committee also performed a sensitivity analysis on the sales impact of the pandemic and evaluated the likelihood of the range of outcomes in Adjusted EPS. The Committee neutralized the impact of the pandemic by calculating an amount of lost sales and profits lost only during the specific months with material impact solely attributed to the Delta and Omicron variant.

Also similarly to the approach taken with regard to the 2019 Performance Share Plan, to neutralize unplanned restructurings as required by the plan, the Committee excluded from the calculation of Adjusted EPS shares that were issued in the Company’s stock offering in May 2020, and calculated Adjusted EPS using the Company’s pre-pandemic capital structure and plans for outstanding shares from the time of adoption of the fiscal 2020 performance share plan. The stock offering was not expected when the 2020 performance share plan was approved and was completed pursuant to the Board’s approval after it determined that it was in the best interest of shareholders, as a precaution, to ensure the Company had sufficient capital and liquidity for the unknown duration of the COVID-19 pandemic. This approach is consistent with the treatment of the performance share plan completed in fiscal 2021 and was disclosed in last year’s proxy.

The Committee determined that after neutralizing the effect of the pandemic and the unplanned capital restructuring, as required by the performance share plan, the Company’s Adjusted EPS was $4.72, which was on the lower end of the range of the financial modeling. This Adjusted EPS equated to a CAGR of 6% and resulted in a payout of 60% of target shares under the performance share plan.

The Committee determined that it was wholly appropriate and consistent with prior years (i.e., adjustments made that were disadvantageous to management) to follow the requirements of the performance share plan to neutralize the impact of unplanned restructurings and external events (including pandemics) in the manner described.

Performance-Based Options

In fiscal 2018, the Committee awarded Mr. Roberts and Mr. Provost performance-based options pursuant to the terms of the Company’s Executive Special Equity Award program (the “Performance-Based Options”), with Mr. Roberts being awarded additional Performance-Based Options in fiscal 2019 on the same terms. The Performance-Based Options were designed to retain these executives and motivate them to lead the Company through a transformative period with multi-year strategies that produced significant growth for the Company and long-term shareholder value.

One half of the Performance-Based Options were designed to vest at the end of fiscal 2022 if the Company achieved EPS equal to or greater than the target for fiscal 2022 (the “2022 Performance Condition”). The original 2022 Performance Condition was a target of $5.00. Subsequent to the grant and setting of the original target, the Committee adjusted the 2022 Performance Condition to neutralize the impact of a decreased corporate tax rate implemented by the Tax Cuts and Jobs Act, resulting in a new, higher target EPS of $5.54. Management achieved significant growth in parts of the Company’s business, but headwinds caused by inflation, among other things, caused the Company to fall short of the 2022 Performance Condition. As a result, the remaining portion of the Performance-Based Options did not vest at the end of fiscal 2022. The Performance-Based Option plan is now concluded.

Fiscal 2022 Executive Compensation and Benefit Components

For the fiscal year ended June 29, 2022, the principal components of compensation and benefits for our NEOs were:

•	Base Salary
•	Short-Term Incentives
•	Long-Term Incentives
•	Benefits and Perquisites

In the sections that follow we detail what each element of compensation is intended to reward and how each component of compensation is determined. It is important to note that, while each individual component is reviewed, all decisions are made in a total compensation context.

Base Salary

Base salaries provide our executives with a level of certainty about their compensation. Annually, we review base salaries during our benchmarking process. An individual’s base salary is dependent on the size and scope of the position, his or her experience and, most importantly, his or her performance. Following no increases in fiscal 2021, the Committee granted 2.5% base salary increases to all NEOs with the exception of a 20% increase for the CFO and a 10% increase for the Former CEO to reward their high performance and to help align

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each of their respective salaries with the median salaries for their respective positions among our benchmarking peer group. The base salary increases went into effect prior to the date that Mr. Hochman joined the Company.

Short-Term Incentives

Our short-term Bonus Plan is a cash-based annual incentive arrangement in which the NEOs participated, together with all restaurant support center team members. This plan measures both financial performance and achievement of key performance indicators (“KPIs”). As we began fiscal 2022, uncertainty remained about additional waves of the pandemic and how quickly guest demand for casual dining would recover. The Committee determined that financial targets should be set on a semi-annual basis, which provided the opportunity to set targets grounded in more current consumer data and dining trends as well as an operating environment still impacted by the pandemic.

•	At target, two-thirds of the short-term incentive award is based on financial performance and one-third of the award is based on KPIs.
•	The financial portion of the Bonus Plan paid out based on adjusted profit before taxes (“Adjusted PBT”) actually achieved compared to target Adjusted PBT.
•	KPIs aligned with our strategic goals are to focus on top line revenue and improve our guest satisfaction as measured by a dine-in and a to-go guest score.
•

All of the NEOs shared the same goals for the financial portion of the Bonus Plan, however Mr. Provost’s targets for the KPI portions were different than the other NEOs because they were specific to the performance of Maggiano’s.

Financial Measure (2/3 Weighting)

Two-thirds of the Bonus Plan payout opportunity was based on achievement of Adjusted PBT compared to a target Adjusted PBT set by the Committee. Adjusted PBT is defined as the Company’s income before taxes adjusted to exclude items under the “Other Gains and Charges” caption of the Company’s financial statements. The Committee set challenging targets that correlated to significant growth in the Company’s profitability, with a potential payout of 100% for the financial measure portion of the Bonus Plan for achieving the target Adjusted PBT, a 50% payout for achieving a minimum Adjusted PBT and a maximum payout of 200% for achieving or exceeding a maximum Adjusted PBT amount. The payout multiplier between the minimum, target and maximum is measured on the payout slope approved by the Committee and the Board between such values. The semi-annual Adjusted PBT targets, minimums, maximums and actual achievements are set forth in the chart below, together with the resulting payout multiplier for the financial measure component of the Bonus Plan based on the payout scales set by the Committee. Even though the Company significantly grew sales, the net of inflationary pressures against price increases were so great that the Company did not achieve the payout range for the financial measure under the Bonus Plan in the first half or second half.

Fiscal Half	Maximum Adjusted PBT (in 000s)	Target Adjusted PBT (in 000s)	Minimum Adjusted PBT (in 000s)	Actual Adjusted PBT (in 000s)	Financial Measure Payout Multiplier

H1	$103,143	$89,690	$76,236	$56,831	0%

H2	$174,170	$151,452	$128,734	$123,194	0%

Revenue KPI Measure (1/6 Weighting)

The KPI performance portion of the Bonus Plan was based on two equally weighted KPIs: revenue and guest satisfaction scores. The revenue KPI accounted for one-sixth of the Bonus Plan payout opportunity. The Company’s strategy includes growing profits by growing revenue. The Committee set challenging revenue targets for Brinker and Maggiano’s that correlated to significant growth in revenue, with a potential payout of 100% for this KPI portion of the Bonus Plan for achieving the target revenue, a 0% payout for revenue at or below a minimum level and a maximum payout of 200% for achieving or exceeding a maximum revenue amount. The semi-annual revenue targets, minimums, maximums and actual achievements are set forth in the charts below, together with the resulting payout multiplier for the revenue KPI measure components of the Bonus Plan based on the payout scales set by the Committee. The Bonus Plan included a requirement that the Company’s Adjusted PBT was equal to or greater than a threshold percentage of the target Adjusted PBT in order for any payout to occur based on achievement of KPIs. The payout for the revenue KPI in the first half was 0% because this threshold percentage of Adjusted PBT was not achieved, but a payout based on revenue KPIs was achieved in the second half.

Fiscal Half	Brinker Maximum Revenue (000s)	Brinker Target Revenue (000s)	Brinker Minimum Revenue (000s)	Brinker Actual Revenue (000s)	Brinker Revenue KPI Payout Multiplier

H1	$1,908,644	$1,817,756	$1,726,868	$1,802,237	0%(1)

H2	$2,157,476	$2,054,739	$1,952,002	$2,054,430	99.70%

(1)	The payout multiplier for the first half was 0% because the Adjusted PBT for the first half did not meet or exceed the threshold requirement. Otherwise, the payout multiplier would have been 82.92%.

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Fiscal Half	Maggiano’s Maximum Revenue (000s)	Maggiano’s Target Revenue (000s)	Maggiano’s Minimum Revenue (000s)	Maggiano’s Actual Revenue (000s)	Maggiano’s Revenue KPI Payout Multiplier

H1	$196,360	$187,010	$177,659	$205,695	0%(1)

H2	$234,116	$222,968	$211,820	$220,377	76.76%

(1)	The payout multiplier for the first half was 0% because the Adjusted PBT for the first half did not meet or exceed the threshold requirement. Otherwise, the payout multiplier would have been 200%.

Guest Satisfaction KPI Measure (1/6 Weighting)

The Committee used two Chili’s guest satisfaction scores for all NEOs except Mr. Provost, and two Maggiano’s guest satisfaction scores for Mr. Provost. The guest satisfaction scores collectively accounted for one-sixth of the Bonus Plan payout opportunity. The Committee has used guest satisfaction scores because the Company’s strategy for increasing guest traffic includes providing a guest experience that meets the Company’s high expectations for service and food quality. The Committee set targets under the Bonus Plan for a dine-in guest satisfaction score (“Dine-In Guest Score”) and a to-go guest satisfaction score (“To-Go Guest Score”), and achievement was measured using surveys from our Chili’s and Maggiano’s guests. For each of the Dine-In Guest Score and To-Go Guest Score, a lower score indicates higher guest satisfaction. The potential payout under this portion of the Bonus Plan was 100% for achieving the target KPI level, a 0% payout for achievement at or below a minimum level, and a maximum payout of 200% for achieving or exceeding a maximum KPI level. The Committee focused on the Chili’s guest experience for all NEOs except Mr. Provost. The guest satisfaction targets, minimums, maximum levels and actual achievements are set forth in the charts below, together with the resulting payout multiplier for the guest satisfaction KPI measure component of the Bonus Plan based on the payouts scales set by the Committee.

Fiscal Half		Chili’s Maximum Guest Satisfaction Scores	Chili’s Target Guest Satisfaction Scores	Chili’s Minimum Guest Satisfaction Scores	Chili’s Actual Guest Satisfaction Scores	Chili’s Guest Satisfaction KPI Payout Multiplier

H1	Dine-In Guest	3.60%	4.70%	5.80%	5.10%	0%(1)
	To-Go Guest	20.00%	30.00%	40.00%	36.17%

H2	Dine-In Guest	4.10%	5.20%	6.30%	4.90%	132.77%
	To-Go Guest	28.00%	38.00%	48.00%	34.20%

(1)	The payout multiplier for the first half was 0% because the Adjusted PBT for the first half did not meet or exceed the threshold requirement. Otherwise, the payout multiplier would have been 51.20%.

Fiscal Half		Maggiano’s Maximum Guest Satisfaction Scores	Maggiano’s Target Guest Satisfaction Scores	Maggiano’s Minimum Guest Satisfaction Scores	Maggiano’s Actual Guest Satisfaction Scores	Maggiano’s Guest Satisfaction KPI Payout Multiplier

H1	Dine-In Guest	2.55%	4.80%	7.05%	4.78%	0%(1)
	To-Go Guest	5.50%	18.00%	30.50%	19.77%

H2	Dine-In Guest	2.55%	4.80%	7.05%	4.50%	108.27%
	To-Go Guest	5.50%	18.00%	30.50%	17.60%

(1)	The payout multiplier for the first half was 0% because the Adjusted PBT for the first half did not meet or exceed the threshold requirement. Otherwise, the payout multiplier would have been 93.36%.

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Payout

The resulting payout for Mr. Roberts, Mr. Taylor, Mr. Badgley, and Mr. Lousignont was 19.39%. The payout for Mr. Hochman was 38.75% (prorated in the case of Mr. Hochman for his period of service during the fiscal year), because his award was based on his period of service in the second half of the fiscal year and did not include the results from the first half of the fiscal year. The payout for Mr. Provost was 15.43%. Based upon the achievements described above, the final calculated payouts under the Bonus Plan for fiscal 2022 were as follows:

Fiscal Half	Brinker Profits Multiplier	Brinker Revenue KPI	Chili’s Guest Score KPI	Bonus Achieved as a % of Bonus Target

H1	0%	0%	0%	0%

H2	0%	99.70%	132.77%	38.75%

Total				19.39%

Fiscal Half	Brinker Profits Multiplier	Maggiano’s Revenue KPI	Maggiano’s Guest Score KPI	Bonus Achieved as a % of Bonus Target

H1	0%	0%	0%	0%

H2	0%	76.76%	108.27%	30.84%

Total				15.43%

The following table details the actual short-term incentive payout for fiscal 2022 versus the annual targets set for the NEOs.

Fiscal 2022 Short-Term Incentive Payout versus Target

Name	Position	Short-Term Incentive Actual Payout for Fiscal 2022	Short-Term Incentive Target Payout for Fiscal 2022

Kevin D. Hochman(1)	CEO	$16,228	$41,885

Wyman T. Roberts(1)	Former CEO	$319,648	$1,636,154

Joseph G. Taylor	EVP, CFO	$81,365	$417,846

Steven D. Provost	EVP, President of Maggiano’s	$52,803	$342,207

Richard A. Badgley	EVP, CAO	$51,628	$266,300

Charles A. Lousignont	SVP, CSCO	$34,195	$176,380

(1)

Mr. Roberts retired from his position as CEO and President of Brinker and President of Chili’s Grill & Bar effective as of June 5, 2022. Mr. Hochman was appointed to serve as CEO and President of Brinker and President of Chili’s Grill & Bar effective as of June 6, 2022.

Long-Term Incentives

The Committee granted each of the NEOs, except Mr. Hochman, a mix of RSUs and performance shares in fiscal 2022. We believe compensation programs that reward executives for performance with equity in the Company further aligns the interests of executives and shareholders and motivates executives to create long-term shareholder value. Target long-term incentive values were determined by the Committee after analyzing benchmark data, performance, program cost and total compensation targets. For fiscal 2022, the Committee granted 60% of each NEO’s target equity value in the form of performance shares, with the remaining 40% granted as RSUs, except for Mr. Hochman because he joined the Company with less than a month remaining in the fiscal year. Mr. Hochman’s compensation arrangement for fiscal 2022 is described in the CEO Transition section of this CD&A.

All annual equity-based awards are generally granted during the first quarter of the fiscal year. The number of units or performance shares granted each year fluctuates based on our stock price.

Performance Shares

We grant performance shares to emphasize our pay for performance philosophy. The Committee targets a certain dollar value for each performance share grant. The number of performance shares granted is then determined based on (A) the targeted value of performance share grant divided by (B) the stock price at the date of grant.

Performance shares granted in fiscal 2022 for all NEOs, except Mr. Hochman who received no performance shares, will be earned based on achievement of the Company’s Adjusted EBITDA (as defined in the plan document) as compared to a target Adjusted EBITDA for the

34	Brinker International • 2022 Notice & Proxy	Making People Feel Special

Company during a measurement period ending at the end of fiscal 2024. The Committee set the target Adjusted EBITDA at a level that would require significant growth in profitability and be challenging for management to achieve. Adjusted EBITDA will be calculated in accordance with the terms of the underlying plan document, which requires the Committee to make adjustments in order to include or exclude the effects of certain items such as acquisitions, restructuring charges and impairment charges and extraordinary events.

The target performance share award (which is granted near the beginning of the measurement period) is adjusted by the payout percentage determined after the end of the performance period. The applicable payout percentage is based on the applicable Company EBITDA for the last year of the measurement period compared to the applicable target Adjusted EBITDA for the last year of the measurement period. The payout percentage for achieving the target Adjusted EBITDA is 100%, with the Board also designating a minimum and maximum level of achievement of the target Adjusted EBITDA. If Adjusted EBITDA for the last year of the measurement period is less than the minimum, the payout percentage will be 0%. The payout percentage for achieving or exceeding the maximum Adjusted EBITDA will be 200%. The payout percentage between the minimum, target and maximum Adjusted EBITDA values will be measured on the payout slope approved by the Committee and the Board between such values. The minimum, target and maximum values are set forth in the table below.

	Company Adjusted EBITDA	Payout Percentage

Less than Minimum		0%

Minimum	$460 million	50%

Target Adjusted EBITDA	$520 million	100%

Maximum or greater	$560 million	200%

Earned performance shares are further subject to continued employment through completion of the three-year performance period (except in the case of qualified retirement, death, disability or certain involuntary terminations) and are distributed shortly thereafter. Earned shares are not subject to further vesting requirements, although they may need to be retained to meet stock ownership guidelines (see discussion below).

Restricted Stock Units

RSUs are intended to align NEOs to increase our stock price while acting as a retention tool, with shares only vesting with continued employment for three years, subject to acceleration in the event of qualified retirement, death, disability or certain involuntary terminations.

Benefits and Perquisites

Health and Welfare Benefits

All of our salaried employees are eligible for health and welfare benefits, including the NEOs. Our salaried employees, including the NEOs, also receive term life, short-term disability and long-term disability insurance. The level of Company-provided coverage for NEOs is provided at a higher level than is provided for other employees for some Company-provided benefits. We have provided detailed information in the chart below for the NEOs.

Company-Paid Benefits for the Named Executive Officers

	Life Insurance	AD&D Insurance	Long-Term Disability	Long-Term Care

Benefit	Up to 4× Salary, max. $3.5M benefit	2× Salary up to $1M	60% Wage Replacement up to $30K per month	$201 daily benefit amount

Limited Perquisites

We provide our NEOs with perquisites that are generally intended to promote their well-being and efficiency. The Committee reviews the perquisites during our annual benchmarking process for reasonableness and consistency with competitive practice. We provide our NEOs (with the exception of the CEO and Former CEO) with the following perquisites:

•	Car allowance
•	Financial planning allowance
•	Dining card
•	Annual executive physical
•	Health club reimbursement

The CEO and Former CEO received only a dining card and eligibility for an annual executive physical. However, in fiscal 2022, Mr. Hochman also received reimbursement for certain legal fees in negotiating his employment agreement in connection with accepting his new position with the Company.

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We do not own or lease any aircraft for the benefit of management. Providing perquisites separately and not rolling them into base salary ensures those dollars are not included in our calculations for benefits such as life insurance, or other programs that use base salary in their calculation such as the Bonus Plan and our 401(k) Plan.

Savings Plans

Our 401(k) Plan and Deferred Income Plan (“Deferred Plan”) are designed to provide the Company’s team members with competitive tax-deferred long-term retirement savings vehicles. The 401(k) Plan is intended to be a tax-qualified retirement plan and the Deferred Plan is a non-qualified deferred compensation plan.

401(k) Plan

All of our team members who have attained the age of 21 and completed 90 days of service with the Company are eligible to participate in the 401(k) Plan. Matching contributions from the Company are 100% of each participant’s contribution up to the first 3% of the participant’s base salary and bonus contributed to the plan and matching contributions are 50% of each participant’s contribution up to the next 2% of the participant’s base salary and bonus (up to the IRS limits), with all Company contributions vesting immediately.

Deferred Plan

The Deferred Plan is a non-qualified deferred compensation plan for all of our officers, including the NEOs; however, none of our NEOs currently participate in the Deferred Plan.

Other Executive Compensation Program Elements

Retiree Medical Benefits

Select officers, including the NEOs, are eligible to receive retiree medical insurance from us if they meet our definition of retirement (described below in the section entitled Retirement Definitions and Payouts). This fully insured policy is paid for by both the retiree and the Company. The cost split between the retiree and the Company mimics that of the cost split for our active employees and their medical benefits. Currently, that percentage is approximately 70% of the cost paid by the Company and 30% of the cost paid by the participant. Participants are eligible to receive this coverage until age 65.

Career Equity

Career Equity was an RSU program implemented as a retention device since the units granted only vest upon a qualifying retirement. Detailed information concerning our retirement provisions can be found below in the section of this proxy statement titled Retirement Definitions and Payouts. The program was discontinued after fiscal 2016, but certain NEOs still have outstanding unvested RSUs under this program.

Stock Ownership Guidelines

We have stock ownership guidelines for our senior vice presidents and above, including the NEOs. Stock ownership aligns the interests of these officers with shareholders and promotes good corporate citizenship. Guidelines are reviewed annually by the Board of Directors, including a comparison of market prevalence and guideline designs.

The guidelines are based on a multiple of base salary which is used to calculate the desired value of holdings by position and are as follows:

Stock Ownership Guidelines

Position	Multiplier
CEO	6X

EVP or Brand President	4X

SVP	3X

The Company’s officers, including the NEOs, subject to the guidelines have five years to accumulate the necessary shares. The five-year period begins on the date the officer is promoted to the applicable position. If, however, such officer was not previously an employee of the Company, then the officer will be provided six years to meet the guideline. Should any officers be below the guidelines after being in the program for five years (or six, as applicable), they may receive half of any short-term incentives in shares until the guidelines are met. Currently, all officers are in compliance with the guidelines or have additional time to meet the guidelines pursuant to the standards described in this paragraph.

Insider Trading Policy

The Company has a written insider trading policy that, among other things, prohibits its directors, officers and all employees from engaging in short-sale transactions of Company securities, pledging Company securities or placing Company securities in margin accounts. Pursuant to the insider trading policy, no director, Executive Officer, or employee shall engage in any hedging transactions with respect to any of the Company’s securities. Hedging transactions include trading in any derivative security relating to Company securities. In particular, other than pursuant to a Company benefit plan, no director, Executive Officer, or employee may acquire, write or otherwise enter into an instrument that has a value determined by reference to Company securities, whether or not the instrument is issued by the Company.

36	Brinker International • 2022 Notice & Proxy	Making People Feel Special

Recoupment Provisions

Our fiscal 2022 compensation plan documents contain language stating that if the Board or the Committee determines any fraud, negligence or intentional misconduct by an officer was a significant contributing factor to the Company having to restate all or a portion of its financial statements, or that egregious conduct of the officer is substantially detrimental to the Company, then the Board or Committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. Further, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the 36 months following the first public issuance of the non-complying document and (2) any profits realized from the sale of securities of the Company during those 36 months.

Tax Implications

As one of the factors in its review of compensation matters, the Committee considers the anticipated tax treatment to the Company. The deductibility of some types of compensation for the CEO and other NEOs depends upon the timing of the vesting or exercise of previously granted rights. In addition, Section 162(m) of the Internal Revenue Code also generally limits the deductibility of compensation in excess of $1 million paid to our CEO, CFO and our other NEOs. While the Committee considers the tax treatment of compensation granted to the NEOs, it grants and expects to continue to grant non-deductible compensation when appropriate to achieve other Company goals while maintaining its commitment to structuring the Company’s executive compensation programs in a manner designed to align pay with performance.

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REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

COMPENSATION COMMITTEE

HARRIET EDELMAN (Chair)

CYNTHIA L. DAVIS

WILLIAM T. GILES

RAMONA T. HOOD

PRASHANT N. RANADE

Compensation Policies and Practices as They Relate to the Company’s Risk Management

We believe that our compensation policies and practices for all team members, including officers, do not create risks that are reasonably likely to have a material adverse effect on the Company. We believe that the Company has appropriate safeguards in place with respect to the compensation programs that assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our officers and team members. These safeguards include managing pay opportunities to market levels through peer benchmarking; balancing performance focus between near-term objectives and long-term shareholder value creation; issuing equity awards that vest over multi-year time horizons; capping cash incentive plan payments; maintaining stock ownership guidelines for our executive officers; and maintaining no fixed-term employment agreements. Furthermore, the Committee retains its own independent compensation consultants to provide input on executive pay matters, meets regularly, and approves all performance goals, award vehicles and pay opportunity levels.

In fiscal 2022, the Committee reviewed the concept of risk as it relates to our compensation programs and determined that our programs do not encourage excessive or inappropriate risk. In reaching this conclusion, the Committee noted that long-term incentives are predominately equity-based and tied to shareholder returns, market comparisons are used, ownership guidelines are applied, and the majority of variable pay is tied to Company performance.

38	Brinker International • 2022 Notice & Proxy	Making People Feel Special

FISCAL 2022 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Kevin D. Hochman(6)	2022	38,077	250,000	1,499,972	—	16,228	21,980	1,826,257
President & CEO

Wyman T. Roberts(6)	2022	1,082,308		4,499,980	—	319,648	31,367	5,933,303
Former President & CEO	2021	1,038,462		4,349,982	—	1,541,229	29,164	6,958,837
	2020	923,077		2,849,933	949,992	1,093,800	67,148	5,883,950

Joseph G. Taylor	2022	596,923		999,936	—	81,365	18,214	1,696,438
EVP & CFO	2021	519,231		899,980	—	449,525	22,019	1,890,755
	2020	473,704		408,745	136,245	318,551	45,879	1,383,124

Steven D. Provost	2022	526,473		699,955	—	52,803	31,032	1,310,263
EVP & President	2021	533,788		699,931	—	429,119	28,555	1,691,393
Maggiano’s	2020	487,449		408,745	136,245	303,143	55,537	1,391,119

Richard A. Badgley	2022	409,692		699,955	—	51,628	46,340	1,207,615
EVP & CAO	2021	415,385		699,931	—	333,933	32,104	1,481,353
	2020	379,284		262,484	87,499	236,682	46,514	1,012,463

Charles A. Lousignont	2022	352,760		449,971	—	34,195	39,979	876,905
SVP & CSCO	2021	357,661		449,990	—	221,176	31,105	1,059,932
	2020	329,261		187,428	62,495	156,245	50,275	785,704

(1)	The amounts shown represent all salary received during the applicable fiscal year. Our salaries are paid on a bi-weekly basis.
(2)

The amount shown for Mr. Hochman represents the first installment of his sign-on bonus, which was paid in fiscal 2022 and is subject to repayment in the event he voluntarily resigns or is terminated for cause within his first 12 months of employment.

(3)

The amounts shown represent the fair market value on the grant date of equity granted to the NEOs in the applicable fiscal year as determined pursuant to ASC Topic 718. For additional information on the assumptions used in valuing our equity awards see Note 12 to our Consolidated Financial Statements filed on Form 10-K for the fiscal year ended June 29, 2022. These amounts do not include any reduction in the value for the possibility of forfeiture. These amounts for Messrs. Roberts, Taylor, Provost, Badgley and Lousignont include grant date fair values for the fiscal 2022 performance shares at target payout based on the probable outcome of the performance condition, determined as of the grant date. The maximum potential value of these performance shares is 200% of target. For fiscal 2022, Mr. Roberts’ target grant date fair value for such performance shares is $2,699,988 and the maximum value would be $5,399,977, Mr. Taylor’s target grant date fair value is $599,962 and the maximum value would be $1,199,923, Mr. Provost’s target grant date fair value is $419,973 and the maximum value would be $839,946, Mr. Badgley’s target grant date fair value is $419,973 and maximum value would be $839,946, and Mr. Lousignont’s target grant date fair value is $269,983 and maximum value would be $539,965.

(4)

The amounts shown were earned under the Bonus Plan. Details about the plan can be found in the Compensation Discussion and Analysis under the section titled Short-Term Incentives of this Proxy Statement.

(5)

The amounts shown in this column reflect the value of benefits and perquisites provided to the NEOs during the year. These include: car allowance, financial planning, dining discount, health club reimbursement, annual executive physical, company matching contributions to the qualified 401(k) Plan, life insurance, executive retiree medical insurance, long-term care insurance and legal fees for Mr. Hochman only, which are listed in the following table:

	All Other Compensation Included in the Summary Compensation Table for Fiscal 2022
Name	Company Matching Contributions to the 401(k) Plan ($)	Car Allowance ($)	Company Provided Life, Retiree Medical, and Long Term Care Insurance Premiums ($)(c)	Other Compensation ($)(d)	Total All Other Compensation ($)
Kevin D. Hochman(a)	—	—	10,085	11,895	21,980
Wyman T. Roberts(b)	12,200	—	13,807	5,360	31,367
Joseph G. Taylor	—	9,600	8,218	396	18,214
Steven D. Provost	11,857	9,600	8,732	843	31,032
Richard A. Badgley	12,314	9,600	15,424	9,002	46,340
Charles A. Lousignont	11,772	8,400	2,979	16,828	39,979

(a)	Mr. Hochman’s “Other Compensation” includes only amounts for legal fees incurred in negotiation of his employment agreement.
(b)	Mr. Roberts’ “Other Compensation” includes only amounts for annual executive physical and a dining discount.
(c)	Represents benefit premiums paid to a third party for Company-provided life insurance, executive retiree medical insurance and long-term care insurance.
(d)

Represents other compensation for value of perquisites and benefits paid directly to or on the NEOs’ behalf for annual executive physical, legal fees, financial planning, dining discount, and health club reimbursement.

(6)

Mr. Roberts retired from his position as CEO and President of Brinker and President of Chili’s Grill & Bar effective as of June 5, 2022. Mr. Hochman was appointed to serve as CEO and President of Brinker and President of Chili’s Grill & Bar effective as of June 6, 2022.

Making People Feel Special	Brinker International • 2022 Notice & Proxy	39

Fiscal 2022 Grants of Plan-Based Awards Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Committee Action Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Kevin D. Hochman(3)
RSUs(4)	5/11/22	6/9/2022							50,881	1,499,972
Bonus Plan			419	41,885	83,770

Wyman T. Roberts(3)
RSUs(5)	8/25/2021	8/26/2021							33,482	1,799,992
Performance Shares(6)	8/25/2021	8/26/2021				25,112	50,223	100,446		2,699,988
Bonus Plan		N/A	16,362	1,636,154	3,272,308

Joseph G. Taylor
RSUs(5)	8/25/2021	8/26/2021							7,440	399,974
Performance Shares(6)	8/25/2021	8/26/2021				5,580	11,160	22,320		599,962
Bonus Plan		N/A	4,178	417,846	835,692

Steven D. Provost
RSUs(5)	8/25/2021	8/26/2021							5,208	279,982
Performance Shares(6)	8/25/2021	8/26/2021				3,906	7,812	15,624		419,973
Bonus Plan		N/A	3,422	342,207	684,414

Richard A. Badgley
RSUs(5)	8/25/2021	8/26/2021							5,208	279,982
Performance Shares(6)	8/25/2021	8/26/2021				3,906	7,812	15,624		419,973
Bonus Plan		N/A	2,663	266,300	532,600

Charles A. Lousignont
RSUs(5)	8/25/2021	8/26/2021							3,348	179,988
Performance Shares(6)	8/25/2021	8/26/2021				2,511	5,022	10,044		269,983
Bonus Plan		N/A	1,764	176,380	352,760

(1)

The amounts shown in column (d) reflect the threshold payment level under the Bonus Plan applicable to the NEO. The threshold award level is 1% of target (e) and the maximum award (f) is 200% of target (e).

(2)

The amounts shown represent the fair market value at grant date for financial reporting purposes in fiscal 2022 of stock awards as determined pursuant to ASC Topic 718. For additional information on the assumptions used in valuing our equity awards see Note 12 to our Consolidated Financial Statements filed on Form 10-K for the fiscal year ended June 29, 2022.

(3)

Mr. Roberts retired from his position as CEO and President of Brinker and President of Chili’s Grill & Bar effective as of June 5, 2022. Mr. Hochman was appointed to serve as CEO and President of Brinker and President of Chili’s Grill & Bar effective as of June 6, 2022.

(4)	These RSUs were granted to Mr. Hochman to make him whole for certain foregone compensation from his prior employer and cliff vest after three years.
(5)	These RSUs were granted to NEOs as part of their annual equity award and cliff vest after three years.
(6)

These performance shares are detailed in the Compensation Discussion and Analysis under the section titled Long-Term Incentives of this Proxy Statement. The amounts in columns (g)–(i) reflect the range of payouts under the plan. The August 25, 2021 dates reflect the dates the target awards were established for the performance shares. The actual awards will not be earned until the end of fiscal 2024, and only then if the performance metrics are achieved.

40	Brinker International • 2022 Notice & Proxy	Making People Feel Special

Fiscal 2022 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Kevin D. Hochman(4)							50,881	(5)	1,140,243

Wyman T. Roberts(4)	69,545	69,546			38.51	8/29/2027	33,482	(7)	750,332	50,223	1,125,497
	190,847		190,847	(6)	43.83	8/31/2025	86,352	(7)	1,935,148	21,588	483,787
	88,729	29,577			43.35	8/30/2026	24,668	(7)	552,810	49,337	1,105,642
	148,326		148,327	(6)	31.22	8/31/2025	3,231	(8)	72,407
	203,347				31.22	8/31/2025	2,642	(8)	59,207
	79,963				49.04	8/28/2022	2,649	(8)	59,364
							5,695	(8)	127,625
							6,565	(8)	147,122
							1,500	(8)	33,615
							2,000	(8)	44,820
							2,000	(8)	44,820
							2,000	(8)	44,820
							1,500	(8)	33,615

Joseph G. Taylor	9,974	9,974			38.51	8/29/2027	7,440	(7)	166,730	11,160	250,096
	10,506	3,503			43.35	8/30/2026	17,866	(7)	400,377	4,466	100,083
	14,538				31.22	8/31/2025	3,538	(7)	79,287	7,076	158,573
	6,093				54.33	8/25/2024	195	(8)	4,370
							216	(8)	4,841
							260	(8)	5,827
							350	(8)	7,844
							400	(8)	8,964
							800	(8)	17,928
							800	(8)	17,928
							800	(8)	17,928
							500	(8)	11,205

Steven D. Provost	9,974	9,974			38.51	8/29/2027	5,208	(7)	116,711	7,812	175,067
	12,725	4,242			43.35	8/30/2026	13,895	(7)	311,387	3,473	77,830
	50,000		50,000	(6)	31.22	8/31/2025	3,538	(7)	79,287	7,076	158,573
	32,595				31.22	8/31/2025	923	(8)	20,684
	28,238				54.33	8/25/2024	1,733	(8)	38,837
	15,192				54.15	8/27/2023	2,085	(8)	46,725
	14,616				49.04	8/28/2022	5,470	(8)	122,583
							1,250	(8)	28,013
							2,000	(8)	44,820
							1,500	(8)	33,615
							1,000	(8)	22,410

Richard A. Badgley	3,203	6,406			38.51	8/29/2027	5,208	(7)	116,711	7,812	175,067
	1,946	1,946			43.35	8/30/2026	13,895	(7)	311,387	3,473	77,830
	3,741				31.22	8/31/2025	2,272	(7)	50,916	4,544	101,831
	1,256				54.33	8/25/2024

Charles A. Lousignont	4,575	4,575			38.51	8/29/2027	3,348	(7)	75,029	5,022	112,543
	5,837	1,946			43.35	8/30/2026	8,933	(7)	200,189	2,233	50,042
	14,951				31.22	8/31/2025	1,622	(7)	36,349	3,245	72,720
	10,362				54.33	8/25/2024	369	(8)	8,269
	6,255				54.15	8/27/2023	185	(8)	4,146
	6,264				53.98	11/6/2022

(1)	Unvested options vest 25% per year for four years on each anniversary of the grant date and have a maximum eight-year term. Each option was granted eight years prior to the expiration date.
(2)	RSUs and performance shares are valued on the $22.41 closing price of the Company’s common stock as of the end of our fiscal year, June 29, 2022.
(3)

The grants in this column reflect target awards under the fiscal 2022 - fiscal 2024, fiscal 2021 - fiscal 2023 and fiscal 2020 - fiscal 2022 Brinker Performance Share Plans. The fiscal 2020 - fiscal 2022 award paid out on August 19, 2022 at 60% of target. Mr. Roberts received 29,602 shares, rather than the 49,337 shares listed, Mr. Taylor

Making People Feel Special	Brinker International • 2022 Notice & Proxy	41

received 4,246 shares, rather than the 7,076 shares listed, Mr. Provost received 4,246 shares, rather than the 7,076 shares listed, Mr. Badgley received 2,726 shares, rather than the 4,544 shares listed, and Mr. Lousignont received 1,947 shares, rather than the 3,245 shares listed.

(4)

Mr. Roberts retired from his position as CEO and President of Brinker and President of Chili’s Grill & Bar effective as of June 5, 2022. Mr. Hochman was appointed to serve as CEO and President of Brinker and President of Chili’s Grill & Bar effective as of June 6, 2022.

(5)	These RSUs were granted to Mr. Hochman to make him whole for certain foregone compensation from his prior employer and cliff vest after three years.
(6)

These Performance-Based Options are described in the Compensation Discussion and Analysis under the section titled Performance-Based Options of this Proxy Statement. The first one-half of the Performance-Based Options vested on August 20, 2021. The Company did not achieve the performance needed for the second one-half of the Performance-Based Options to vest, and they were forfeited on August 11, 2022.

(7)	These RSUs were granted to NEOs as part of their annual equity award and cliff vest after three years.
(8)

These RSUs were granted to NEOs under the Career Equity program as described in the Compensation Discussion and Analysis under the section titled Other Executive Compensation Program Elements of this Proxy Statement and vest upon a qualifying retirement from the Company.

FISCAL 2022 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)

Kevin D. Hochman(4)	—	—	—	—

Wyman T. Roberts(4)	—	—	100,806	5,139,484

Joseph G. Taylor	—	—	11,937	608,595

Steven D. Provost	—	—	14,458	737,125

Richard A. Badgley	—	—	6,630	338,023

Charles A. Lousignont	—	—	6,630	338,023

(1)	Reflects the difference between the market price of our common stock at the date and time of exercise and the exercise price of the option.
(2)	Reflects the vesting of (i) the RSUs granted in fiscal 2019 and (ii) the RSUs granted under the fiscal 2019 - fiscal 2021 Performance Share Plan.
(3)	The value realized is based upon the fair market value of our common stock on the date of vesting multiplied by the number of units which vested.
(4)

Mr. Roberts retired from his position as CEO and President of Brinker and President of Chili’s Grill & Bar effective as of June 5, 2022. Mr. Hochman was appointed to serve as CEO and President of Brinker and President of Chili’s Grill & Bar effective as of June 6, 2022.

Non-qualified Deferred Compensation Plan

None of our NEOs participate in our non-qualified compensation plan.

Company Sponsored Pension Plan

The Company does not sponsor a pension plan.

42	Brinker International • 2022 Notice & Proxy	Making People Feel Special

Retirement Definitions and Payouts

For those executives who remain with us for their career, we want to ensure they are able to benefit from their contributions to our long-term success. Therefore, we have defined retirement provisions that allow for post-employment benefits. Early retirement is defined as age plus years of service equals 70, with a minimum age of 55. Normal retirement is defined as age plus years of service equals 70, with a minimum age of 60; or attainment of age 65 (regardless of service). This definition is applied to all of our equity programs (except for retention and other one-time equity grants), our retiree medical program, and our Bonus Plan. Listed below are our general equity programs and their treatment under early and normal retirement scenarios:

	Early Retirement	Normal Retirement
Stock Options	Unvested options accelerated and remain exercisable for the shorter of 12 months or the expiration date	Unvested options accelerated and remain exercisable for the shorter of 36 months or the expiration date

Performance-Based Options	Unvested options are forfeited	Unvested options are forfeited

Performance Shares	Pro-rated and paid at the end of the measurement period based on actual results	The full award is paid at the end of the measurement period based on actual results

Restricted Stock Units	Pro-rated and paid at the end of the 3-year vesting period, but paid upon retirement if requirements met before January 1, 2022	The full award is paid at the end of the 3-year vesting period, but paid upon retirement if requirements met before January 1, 2022

Bonus Plan	Pro-rated and may be paid at end of the fiscal year at the discretion of the Compensation Committee	Pro-rated and may be paid at end of the fiscal year at the discretion of the Compensation Committee

The RSUs granted to NEOs in fiscal 2021 were retentive in nature and will be treated differently than the Company’s typical RSU grants as follows: (1) only a pro-rated portion of the award will automatically vest upon retirement for NEOs that meet the definition of normal retirement, with the Committee retaining discretion to allow the full vesting of the award if the NEO has made satisfactory contributions to set the Company on a successful trajectory for the period after the NEO’s retirement, including the satisfactory transition of responsibilities to a successor, and (2) no portion of the award will vest upon retirement if an NEO only qualifies for early retirement.

The RSUs granted to NEOs in fiscal 2022 require NEOs to provide significant advance notice to the chair of the Compensation Committee that the NEO is considering retirement in order to qualify for the retirement treatment described above. This notice requirement is intended to assist the Committee with succession planning.

CEO Severance and Change in Control Benefits - Hochman Employment Agreement

Under the Hochman Employment Agreement (defined in the CD&A of this Proxy Statement), Mr. Hochman, as CEO, may be entitled to severance benefits. The severance benefits are payable to Mr. Hochman in the event of (A) a termination of employment by the Company without “cause” or resignation for “good reason” by Mr. Hochman prior to a change in control or more than two years following a change in control or (B) a termination of employment by the Company without cause or a resignation by the CEO for good reason within two years of a change in control.

For these purposes:

a.

“Change in control” is generally defined as a sale, transfer or other conveyance of all or substantially all of the assets of the Company, an acquisition by any person or group of more than 50% of our stock, or certain changes in our Board of Directors.

b.

“Cause” generally means the commission of certain crimes, the gross mismanagement or neglect of duties, a material breach of the Company’s written policies, violation of federal or state securities laws, rules or regulations, or an act of fraud, misappropriation or embezzlement.

c.

“Good reason” generally means a material diminution in base salary, a reduction in target annual bonus opportunity, a relocation of the principal location at which the executive is required to provide services by more than 50 miles, the failure of the Company to obtain an agreement from any successor to assume the obligations under the Hochman Employment Agreement, a material, adverse change in Mr. Hochman’s title, authority or responsibilities, a material breach by the Company of any material provisions of the Hochman Employment Agreement or other written agreement with Mr. Hochman, or a failure of a successor to nominate Mr. Hochman to the successor’s board of directors.

Under the Hochman Employment Agreement, the severance benefits generally consist of the following:

a.

a lump sum payment equal to: (i) 24 months of the CEO’s then-current base salary (in the event of a termination without cause or resignation for good reason by Mr. Hochman prior to or more than two years following a change in control) or 36 months of the

Making People Feel Special	Brinker International • 2022 Notice & Proxy	43

CEO’s then-current base salary (in the event of a termination without cause or a resignation for good reason within two years following a change in control) plus (ii) an amount equal to the CEO’s target bonus for the year of termination under the Bonus Plan;

b.	continued payment by the Company of the CEO’s health insurance coverage premiums for 18 months following the CEO’s termination of employment; and

c.	accelerated vesting of the Make Whole Equity Award (as defined in the CD&A of this Proxy Statement).

Such severance benefits are conditioned on the CEO abiding by certain restrictive covenants and the execution (and non-revocation) of a separation agreement and release of claims in a form satisfactory to the Company.

The treatment of the CEO’s outstanding equity awards upon the termination of his employment will be determined in accordance with the terms of the applicable equity plans.

Change in Control Severance Agreements and Severance Plan

We have entered into NEO Change in Control Severance Agreements (the “NEO CIC Agreements”) with each of Messrs. Provost, Taylor and Badgley, and have adopted the Executive Severance Benefits Plan (“Severance Plan”) for eligible executive employees, including these three officers. The NEO CIC Agreements and Severance Plan work in conjunction with each other, as the NEO CIC Agreements provide that in the event that the employment of Messrs. Provost, Taylor or Badgley is terminated by the Company without “cause” prior to a change in control or more than two years following a change in control (“cause” and “change in control” are defined below), the executive shall be eligible to receive severance pursuant to the Severance Plan. In such a termination, the Severance Plan provides for the following benefits:

•	18 months of the executive’s then-current base salary, payable in a lump sum within 60 days following such termination of employment;

•

an amount equal to the annual bonus that would have been earned under the Bonus Plan for the fiscal year in which the termination of employment occurs, based on the actual Company performance for the year as if the executive had remained employed through the end of the fiscal year, payable in a lump sum in the Company’s fiscal year following the performance year in which the termination of employment occurred; and

•

continued payment by the Company of the executive’s health insurance coverage premiums for 18 months following the executive’s termination date to the same extent that the Company paid for such coverage immediately prior to the date of termination (the “18-Month COBRA Subsidy”).

The NEO CIC Agreements further provide that if the executive’s employment is terminated by the Company without “cause” or the executive resigns for “good reason” within two years of a change in control (as such term is defined below), the executive will be entitled to receive the following benefits:

•	an amount equal to 24 months of the executive’s then-current base salary, plus;

•	an amount equal to the executive’s target bonus for the year of termination under the Bonus Plan, payable in a lump sum within 60 days following the date of such termination of employment; and

•	the 18-Month COBRA Subsidy.

We have entered into a Change in Control Severance Agreement (the “SVP CIC Agreement”) with Mr. Lousignont. The SVP CIC Agreement and Severance Plan work in conjunction with each other, as the SVP CIC Agreement provides that in the event that the employment of Mr. Lousignont is terminated by the Company without cause prior to a change in control or more than two years following a change in control, he shall be eligible to receive severance pursuant to the Severance Plan. In such a termination, the Severance Plan provides for the following benefits:

•	an amount equal to 12 months of the Mr. Lousignont’s then-current base salary, plus;

•

an amount equal to the annual bonus that would have been earned under the Bonus Plan for the fiscal year in which the termination of employment occurs, based on the actual Company performance for the year as if the executive had remained employed through the end of the fiscal year, payable in a lump sum in the Company’s fiscal year following the performance year in which the termination of employment occurred; and

•

continued payment by the Company of Mr. Lousignont’s health insurance coverage premiums for 12 months following Mr. Lousignont’s termination date to the same extent that the Company paid for such coverage immediately prior to the date of termination (the “12-Month COBRA Subsidy”).

The SVP CIC Agreement further provides that if Mr. Lousignont’s employment is terminated by the Company without “cause” or Mr. Lousignont resigns for “good reason” within two years of a change in control, Mr. Lousignont will be entitled to receive the following benefits:

•	an amount equal to12 months of Mr. Lousignont’s then-current base salary, plus;

44	Brinker International • 2022 Notice & Proxy	Making People Feel Special

•	an amount equal to Mr. Lousignont’s target bonus for the year of termination under the Bonus Plan, payable in a lump sum within 60 days following the date of such termination of employment; and

•	the 12-Month COBRA Subsidy.

Under the NEO CIC Agreements, the SVP CIC Agreement and Severance Plan:

•	“Cause” generally means an act of fraud, misappropriation or embezzlement, the gross mismanagement or neglect of duties or Company policies or the commission of certain crimes.

•

“Change in control” generally means a sale, transfer or other conveyance of all or substantially all of the assets of the Company, an acquisition by any person or group of more than 50% of our stock, or certain changes in of Board of Directors.

•

“Good reason” generally means a material diminution in base salary, a reduction in target annual bonus opportunity, a relocation of the principal location at which the executive is required to provide services by more than 50 miles, the failure of the Company of obtain an agreement from any successor to assume the obligations under the Change in Control Severance Agreement, or a material, adverse change in the executive’s title, reporting relationship, authority or responsibilities.

Equity and Other Incentive Awards

Our equity-based awards do not use single-trigger provisions that would result in the automatic full vesting of awards upon a change in control. The provisions were refined as detailed below with respect to awards granted to the NEOs in fiscal 2018 and beyond:

Restricted Stock Units, Stock Options, and Performance-Based Stock Options:

•

RSUs, stock options, and performance-based stock options granted beginning with fiscal 2018 do not become fully vested upon a change in control (as defined in the applicable award agreement) unless the awards are not assumed or replaced with comparable awards by the acquiring entity or cease to remain outstanding immediately following the change in control. If a participating NEO’s employment is terminated without “cause” within 24 months following a change in control or the NEO terminates their employment for “good reason” within 24 months following a change in control, such RSUs, stock options and performance-based stock options become fully vested (and, in the case of stock options and performance-based options, exercisable) upon such termination of employment.

Performance Share Plans:

•

Performance share awards do not vest upon a change in control (as defined in the Brinker Performance Share Plan) unless the awards are not assumed or replaced with comparable awards by the acquiring entity in such a change in control, or cease to remain outstanding immediately following the change in control. Otherwise, upon a change in control, the applicable measurement period (but not the performance period) will end and the performance calculations will be modified to account for the shortened measurement period. A participating NEO must remain employed through the end of the performance period to earn such award, unless the NEO’s employment is terminated without “cause” or terminates for “good reason” following the change in control, in which case the NEO will fully vest upon such termination in the number of achieved shares determined based on performance through the change in control date.

Quantification of Termination Payments and Benefits

The following tables reflect the amount of compensation that would be paid to each of our NEOs in the event of a termination of the NEO’s employment under various scenarios. The amounts shown assume that such termination of employment was effective as of June 29, 2022, and include estimates of the amounts that would be paid to each NEO upon such NEO’s termination of employment. The amounts are also based upon the assumption that the price per share of our common stock is equal to the closing price of our common stock on June 29, 2022 ($22.41), the last trading day in fiscal 2022. The tables include only additional benefits that result from the termination of employment and do not include any amounts or benefits earned, vested, accrued or owing under any plan for any other reason. The tables do not include potential amounts that could be paid under the Bonus Plan if the Committee maintains discretion on whether to pay such amounts. For the RSUs granted in fiscal 2021, we have assumed only a prorated portion would vest upon retirement because the Committee maintains discretion on whether to vest the full award.

Making People Feel Special	Brinker International • 2022 Notice & Proxy	45

FISCAL 2022 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

KEVIN D. HOCHMAN

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement ($)(1)	Involuntary Not For Cause Termination (4)($)	For Cause Termination ($)	Involuntary Not For Cause Termination or Resignation for Good Reason Within Two Years of Change in Control (4)($)	Disability (6)($)	Death (6)($)
Cash Compensation
Cash Severance(2)	—	—	1,800,000	—	2,700,000	—	—
Bonus(3)	—	—	41,885	—	41,885	16,228	16,228
Equity Compensation(5)
Stock Options	—	—	—	—	—	—	—
Performance Shares	—	—	—	—	—	—	—
Restricted Stock Units	—	—	1,140,243	—	1,140,243	1,140,243	1,140,243
Benefits & Perquisites
Life Insurance(7)	—	—	—	—	—	—	3,500,000
Disability Insurance(8)	—	—	—	—	—	900,000	—
Total	—	—	2,982,128	—	3,882,128	2,056,471	4,656,471

(1)	As of the last day of the fiscal year, Mr. Hochman is not eligible for retirement under our retirement provisions.
(2)

Severance payments shown are based on the Hochman Employment Agreement. His agreement provides for 24 months of continued base salary in the event of a termination of employment without cause or resignation for good reason prior to or more than two years following a change in control, or 36 months of continued base salary upon a termination of employment without cause or a resignation for good reason within two years following a change in control.

(3)	The Hochman Employment Agreement states that a target bonus award will be paid for the fiscal year in which either an involuntary termination without cause or a termination for good reason occurs.
(4)	In this scenario Mr. Hochman would fully vest in his fiscal 2022 grant of RSUs.
(5)

The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Hochman’s equity awards, please see the Fiscal 2022 Outstanding Equity Awards at Fiscal Year-End Table.

(6)	Under our death and disability provisions, Mr. Hochman is able to retain all of his RSUs.
(7)	The Company provides term life insurance for Mr. Hochman at four times base salary with a maximum benefit of $3,500,000.
(8)

Amount shown assumes that Mr. Hochman would be on short-term disability for four months (which represents the maximum coverage allowed under our short-term disability plan based on tenure) and then long-term disability for two years.

46	Brinker International • 2022 Notice & Proxy	Making People Feel Special

FISCAL 2022 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

WYMAN T. ROBERTS

In connection with the CEO transition, and the departure of Mr. Roberts, he and the Company entered into the Roberts Transition Agreement (as defined in the CD&A of this Proxy Statement) on June 1, 2022, which sets forth the terms of Mr. Roberts’ separation. The Roberts Transition Agreement is only terminable in the instances of Disability, Death or a For-Cause termination (as defined in the Roberts Transition Agreement). The Roberts Transition Agreement provides for: (i) a $60,000 monthly salary from June 6, 2022 through December 5, 2022 to compensate Mr. Roberts for his services as a Senior Advisor to the Company, (ii) a $1,850,000 restricted stock unit award in lieu of any fiscal 2023 equity award, which award will vest subject to his compliance with the terms and conditions set forth therein, including a two-year non-competition covenant, and (iii) up to 18 months of subsidized premiums for continued group health coverage following his termination of employment. The Roberts Transition Agreement will also provide for a six-month consulting period following Mr. Roberts’ termination of employment in December 2022, for which he will receive a consulting fee of $60,000 per month and will be available to provide transition services to the Company and Mr. Hochman.

Making People Feel Special	Brinker International • 2022 Notice & Proxy	47

FISCAL 2022 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

JOSEPH G. TAYLOR

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement ($)(1)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary Not For Cause Termination or Resignation for Good Reason Within Two Years of Change in Control ($)	Disability (6)($)	Death (6)($)
Cash Compensation
Cash Severance(2)	—	—	900,000	—	1,200,000	—	—
Bonus(3)	—	—	81,365	—	417,846	81,365	81,365
Equity Compensation(4)
Stock Options	—	—	—	—	—	—	—
Performance Shares(5)	445,323	445,323	445,323	—	508,752	445,323	445,323
Restricted Stock Units	587,527	587,527	587,527	—	743,228	743,228	743,228
Benefits & Perquisites
Life Insurance(7)	—	—	—	—	—	—	2,400,000
Disability Insurance(8)	—	—	—	—	—	880,000	—
Total	1,032,850	1,032,850	2,014,215	—	2,869,826	2,149,916	3,669,916

(1)

As of the last day of the fiscal year, Mr. Taylor is eligible for normal retirement under our retirement provisions (please see Retirement Definitions and Payouts). Our retirement provisions provide for certain post-employment benefits, and apply to all of our equity programs (except for retention and other one-time equity grants) and our retiree medical program.

(2)

Severance payments shown are based on Mr. Taylor’s NEO CIC Agreement. His agreement provides for 18 months of continued base salary in the event of a termination of employment without cause prior to or more than two years following a change in control, or 24 months of continued base salary upon a termination of employment without cause or a resignation for good reason within two years following a change in control.

(3)

The bonus shown was earned for fiscal 2022, but is unpaid as of the last day of the fiscal year. Mr. Taylor’s agreement states that no less than a target award will be paid upon termination related to a change in control, and an earned award to be paid in all other scenarios where the bonus is shown.

(4)	Under our retirement provisions, as applied to our equity programs, Mr. Taylor is able to retain the following:
•	all of his fiscal 2019 and 2020 option awards;
•	all of his performance share awards; and
•	all of his RSUs (except only a prorated portion of the fiscal 2021 RSUs) and Career Equity awards.

The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Taylor’s equity awards, please see the Fiscal 2022 Outstanding Equity Awards at Fiscal Year-End Table.

(5)

Under all of the scenarios except Involuntary Not For Cause Termination or Resignation for Good Reason within Two Years of Change in Control, the fiscal 2020 performance shares reflect a payout of 60% and a target payout for fiscal 2021 and 2022 awards. The Involuntary Not For Cause Termination or Resignation for Good Reason within Two Years of Change in Control scenario reflects a payout at target for fiscal 2020, 2021 and 2022 awards.

(6)	Under our death and disability provisions, Mr. Taylor is able to retain all of his fiscal 2019 and 2020 option awards, performance share awards, RSUs and Career Equity awards.
(7)	The Company provides term life insurance for Mr. Taylor at four times base salary with a maximum benefit of $3,500,000.
(8)

Amount shown assumes that Mr. Taylor would be on short-term disability for four months (which represents the maximum coverage allowed under our short-term disability plan based on tenure) and then long-term disability for two years.

48	Brinker International • 2022 Notice & Proxy	Making People Feel Special

FISCAL 2022 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

STEVEN D. PROVOST

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement ($)(1)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary Not For Cause Termination or Resignation for Good Reason Within Two Years of Change in Control ($)	Disability (6)($)	Death (6)($)
Cash Compensation
Cash Severance(2)	—	—	790,303	—	1,053,737	—	—
Bonus(3)	—	—	52,803	—	342,207	52,803	52,803
Equity Compensation(4)
Stock Options	—	—	—	—	—	—	—
Performance Shares(5)	348,041	348,041	348,041	—	411,470	348,041	348,041
Restricted Stock Units	743,978	743,978	743,978	—	865,071	865,071	865,071
Benefits & Perquisites
Life Insurance(7)	—	—	—	—	—	—	2,107,474
Disability Insurance(8)	—	—	—	—	—	772,740	—
Total	1,092,019	1,092,019	1,935,125	—	2,672,485	2,038,655	3,373,389

(1)

As of the last day of the fiscal year, Mr. Provost is eligible for normal retirement under our retirement provisions (please see Retirement Definitions and Payouts). Our retirement provisions provide for certain post-employment benefits, and apply to all of our equity programs (except for retention and other one-time equity grants) and our retiree medical program.

(2)

Severance payments shown are based on Mr. Provost’s NEO CIC Agreement. His agreement provides for 18 months of continued base salary in the event of a termination of employment without cause prior to or more than two years following a change in control, or 24 months of continued base salary upon a termination of employment without cause or a resignation for good reason within two years following a change in control.

(3)

The bonus shown was earned for fiscal 2022, but is unpaid as of the last day of the fiscal year. Mr. Provost’s agreement states that no less than a target award will be paid upon termination related to a change in control, and an earned award to be paid in all other scenarios where the bonus is shown.

(4)	Under our retirement provisions, as applied to our equity programs, Mr. Provost is able to retain the following:
•	all of his fiscal 2019 and 2020 option awards;
•	all of his performance share awards; and
•	all of his RSUs (except only a prorated portion of the fiscal 2021 RSUs) and Career Equity awards.

Additionally, Mr. Provost is not able to retain the second one-half of the fiscal 2018 Performance-Based Options as they were not earned as of the end fiscal 2022, and were forfeited on August 11, 2022.

The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Provost’s equity awards, please see the Fiscal 2022 Outstanding Equity Awards at Fiscal Year-End Table.

(5)

Under all of the scenarios except Involuntary Not For Cause Termination or Resignation for Good Reason within Two Years of Change in Control, the fiscal 2020 performance shares reflect a payout of 60% and a target payout for fiscal 2021 and 2022 awards. The Involuntary Not For Cause Termination or Resignation for Good Reason within Two Years of Change in Control scenario reflects a payout at target for fiscal 2020, 2021 and 2022 awards.

(6)	Under our death and disability provisions, Mr. Provost is able to retain all of his fiscal 2019 and 2020 option awards, performance share awards, RSUs and Career Equity awards.
(7)	The Company provides term life insurance for Mr. Provost at four times base salary with a maximum benefit of $3,500,000.
(8)

Amount shown assumes that Mr. Provost would be on short-term disability for four months (which represents the maximum coverage allowed under our short-term disability plan based on tenure) and then long-term disability for two years.

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FISCAL 2022 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

RICHARD A. BADGLEY

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement ($)(1)	Involuntary Not For Cause Termination (4)($)	For Cause Termination ($)	Involuntary Not For Cause Termination or Resignation for Good Reason Within Two Years of Change in Control ($)	Disability (7)($)	Death (7)($)
Cash Compensation
Cash Severance(2)	—	—	615,000	—	820,000	—	—
Bonus(3)	—	—	51,628	—	266,300	51,628	51,628
Equity Compensation(5)
Stock Options	—	—	—	—	—	—	—
Performance Shares(6)	—	—	171,341	—	354,728	171,341	171,341
Restricted Stock Units	—	—	270,799	—	479,014	479,014	479,014
Benefits & Perquisites
Life Insurance(8)	—	—	—	—	—	—	1,640,000
Disability Insurance(9)	—	—	—	—	—	601,333	—
Total	—	—	1,108,768	—	1,920,042	1,303,316	2,341,983

(1)	As of the last day of the fiscal year, Mr. Badgley is not eligible for retirement under our retirement provisions.
(2)

Severance payments shown are based on Mr. Badgley’s NEO CIC Agreement. His agreement provides for 18 months of continued base salary in the event of a termination of employment without cause prior to or more than two years following a change in control, or 24 months of continued base salary upon a termination of employment without cause or a resignation for good reason within two years following a change in control.

(3)

The bonus shown was earned for fiscal 2022, but is unpaid as of the last day of the fiscal year. Mr. Badgley’s agreement states that no less than a target award will be paid upon termination related to a change in control, and an earned award to be paid in all other scenarios.

(4)	In this scenario Mr. Badgley is able to retain a pro-rata portion of his fiscal 2019 and 2020 option awards, a pro-rata portion of his performance share awards and a pro-rata portion of his RSUs.
(5)

The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Badgley’s equity awards, please see the Fiscal 2022 Outstanding Equity Awards at Fiscal Year-End Table.

(6)

Under all of the scenarios except Termination for Good Reason within Two Years of Change in Control, the fiscal 2020 performance shares reflect a payout of 60% and a target payout for fiscal 2021 and 2022 awards. The Termination for Good Reason within Two Years of Change in Control scenario reflects a payout at target for fiscal 2020, 2021 and 2022 awards.

(7)	Under our death and disability provisions, Mr. Badgley is able to retain all of his fiscal 2019 and 2020 option awards, a pro-rata portion of his performance share awards and all of his RSUs.
(8)	The Company provides term life insurance for Mr. Badgley at four times base salary with a maximum benefit of $3,500,000.
(9)

Amount shown assumes that Mr. Badgley would be on short-term disability for four months (which represents the maximum coverage allowed under our short-term disability plan based on tenure) and then long-term disability for two years.

50	Brinker International • 2022 Notice & Proxy	Making People Feel Special

FISCAL 2022 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

CHARLES A. LOUSIGNONT

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement ($)(1)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary Not For Cause Termination or Resignation for Good Reason Within Two Years of Change in Control ($)	Disability (6)($)	Death (6)($)
Cash Compensation
Cash Severance(2)	—	—	353,025	—	353,025	—	—
Bonus(3)	—	—	34,195	—	176,380	34,195	34,195
Equity Compensation(4)
Stock Options	—	—	—	—	—	—	—
Performance Shares(5)	206,217	206,217	206,217	—	235,305	206,217	206,217
Restricted Stock	246,131	246,131	246,131	—	323,981	323,981	323,981
Benefits & Perquisites
Life Insurance(7)	—	—	—	—	—	—	1,059,074
Disability Insurance(8)	—	—	—	—	—	517,770	—
Total	452,348	452,348	839,568	—	1,088,691	1,082,163	1,623,467

(1)

As of the last day of the fiscal year, Mr. Lousignont is eligible for normal retirement under our retirement provisions (please see Retirement Definitions and Payouts). Our retirement provisions provide for certain post-employment benefits, and apply to all of our equity programs (except for retention and other one-time equity grants) and our retiree medical program.

(2)

Severance payments shown are based on Mr. Lousignont’s SVP CIC Agreement. His agreement provides for 12 months of continued base salary in the event of a termination of employment without cause prior to or more than two years following a change in control, or upon a termination of employment without cause or a resignation for good reason within two years following a change in control.

(3)

The bonus shown was earned for fiscal 2022, but is unpaid as of the last day of the fiscal year. Mr. Lousignont’s agreement states that no less than a target award will be paid upon termination related to a change in control, and an earned award to be paid in all other scenarios where the bonus is shown.

(4)	Under our retirement provisions, as applied to our equity programs, Mr. Lousignont is able to retain the following:
•	all of his fiscal 2019 and 2020 option awards;
•	all of his performance share awards; and
•	all of his RSUs (except only a prorated portion of the fiscal 2021 RSUs) and Career Equity awards.

The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Lousignont’s equity awards, please see the Fiscal 2022 Outstanding Equity Awards at Fiscal Year-End Table.

(5)

Under all of the scenarios except Involuntary Not For Cause Termination or Resignation for Good Reason within Two Years of Change in Control, the fiscal 2020 performance shares reflect a payout of 60% and a target payout for fiscal 2021 and 2022 awards. The Involuntary Not For Cause Termination or Resignation for Good Reason within Two Years of Change in Control scenario reflects a payout at target for fiscal 2020, 2021 and 2022 awards.

(6)	Under our death and disability provisions, Mr. Lousignont is able to retain all of his fiscal 2019 and 2020 option awards, performance share awards, RSUs and Career Equity awards.
(7)	The Company provides term life insurance for Mr. Lousignont at three times base salary with a maximum benefit of $3,500,000.
(8)

Amount shown assumes that Mr. Lousignont would be on short-term disability for four months (which represents the maximum coverage allowed under our short-term disability plan based on tenure) and then long-term disability for two years.

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CEO Pay Ratio

The Committee believes executive pay must be consistent and equitable to motivate our team members to create shareholder value. The Committee reviewed a comparison of annual total compensation of the CEO to the annual compensation of the median team member who was selected from all team members who were employed (other than the CEO) as of the last day of fiscal 2022.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median team member, we utilized total cash compensation paid during the year, and we annualized the compensation for any permanent team members that were not employed by us for all of fiscal 2022. We believe the use of total cash compensation for all employees as a consistently applied compensation measure is reasonable because the substantial portion of our team members only receive cash compensation. The majority of team members work part-time and as such are not eligible for our bonus or equity plans, and don’t work enough hours to participate in our company-paid benefit plans.

After identifying the median team member, we calculated annual total compensation for the team member using the same methodology we use for our NEOs as set forth in the Summary Compensation Table of this Proxy Statement.

The compensation for Mr. Hochman, our current CEO (and CEO as of the last day of fiscal 2022), in fiscal 2022 was $1,826,257 as reported in the Summary Compensation Table above. When we annualize his compensation to account for his hire during the year, his compensation would have been $2,879,811. This amount includes his annualized salary, annualized non-equity incentive, annualized other compensation, hire-on bonus, and stock award. The compensation of our median team member was $21,869. Thus, our CEO’s annualized total compensation was approximately 132 times the pay of our median team member for fiscal 2022.

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STOCK OWNERSHIP OF CERTAIN PERSONS

The following table shows the beneficial ownership of our common stock as of September 19, 2022 by (a) all persons known by us to beneficially own more than 5% of our common stock as of such date, (b) each present director, including present directors being considered for election at the Annual Meeting, (c) the NEOs and (d) all Executive Officers and directors as a group.

Name	Number of Shares of Common Stock Beneficially Owned as of September 19, 2022		Number Attributable to Options Exercisable Within 60 Days of September 19, 2022		Percent(12)

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,098,741	(1)	—	(4)	16.12%

FMR LLC 245 Summer Street Boston, MA 02210	6,230,732	(2)	—	(4)	14.15%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,280,823	(3)	—	(4)	11.99%

Directors(5)
Frances L. Allen	9,155	(8)	—	(9)	*
Cynthia L. Davis	10,246	(8)	—	(9)	*
Joseph M. DePinto	87,077	(8)	—	(9)	*
Harriet Edelman	30,268	(8)	—	(9)	*
William T. Giles	42,247	(8)	—	(9)	*
Kevin D. Hochman(6)	104,505	(8)	—	(9)	*
Ramona T. Hood	2,444	(8)	—	(9)	*
James C. Katzman	19,818	(8)	—	(9)	*
Prashant N. Ranade	12,274	(8)	—	(9)	*

Named Executive Officers(5)(10)
Richard A. Badgley	50,464	(8)	15,295	(11)	*
Charles A. Lousignont	84,870	(8)	52,477	(11)	*
Steve D. Provost	222,813	(8)	157,953	(11)	*
Wyman T. Roberts(7)	1,070,548	(8)	765,144	(11)	2.43%
Joseph G. Taylor	101,041	(8)	49,601	(11)	*

All Executive Officers and Directors as a Group (19 persons)	1,042,375	(8)	382,675	(11)	2.37%

*	Less than 1%.

(1)

Based on information contained in Schedule 13G/A dated January 27, 2022, filed on January 27, 2022. The Schedule 13G/A reported that BlackRock, Inc. had sole dispositive power over 7,098,741 shares of common stock and had sole voting power over 6,988,516 shares of common stock.

(2)

Based on information contained in Schedule 13G/A dated February 9, 2022, filed on February 10, 2022. The Schedule 13G/A reported that FMR LLC had sole dispositive power over 6,230,732 shares of common stock and had sole voting power over 557,742 shares of common stock.

(3)

Based on information contained in Schedule 13G/A dated February 9, 2022, filed on February 9, 2022. The Schedule 13G/A reported that The Vanguard Group, Inc. had sole dispositive power over 5,145,395 shares of common stock, shared dispositive power over 135,428 shares of common stock and shared voting power over 103,683 shares of common stock.

(4)	Not Applicable.
(5)

We determined beneficial ownership in accordance with the rules of the SEC. Except as noted, and except for any community property interests owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of stock of which they are identified as being the beneficial owners.

(6)	Mr. Hochman was appointed President and CEO and to the Board of Directors on June 6, 2022.
(7)	Mr. Roberts retired from his position as CEO and President of Brinker and President of Chili’s Grill & Bar effective as of June 5, 2022.
(8)

Our list includes shares of common stock that may be acquired by exercise of options vested, or vesting within 60 days of September 19, 2022, under one of the following plans: i) Stock Option and Incentive Plan and ii) 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants, as applicable.

(9)	Messrs. DePinto, Giles, Hochman, Katzman and Ranade, and Mms. Allen, Davis, Edelman and Hood own no stock options.
(10)	In addition to Mr. Hochman who serves as a director.

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(11)

Mr. Badgley owns 18,498 stock options, 15,295 of which have vested, or will vest, within 60 days of September 19, 2022. Mr. Lousignont owns 54,765 stock options, 52,477 of which have vested, or will vest, within 60 days of September 19, 2022. Mr. Provost owns 162,940 stock options, 157,953 of which have vested, or will vest, within 60 days of September 19, 2022. Mr. Roberts owns 799,917 stock options, 765,144 of which have vested, or will vest, within 60 days of September 19, 2022. Mr. Taylor owns 54,588 stock options, 49,601 of which have vested, or will vest, within 60 days of September 19, 2022. All Executive Officers and Directors as a Group own 406,241 stock options, 382,675 of which have vested, or will vest, within 60 days of September 19, 2022.

(12)	These percentages are based on number of outstanding shares of common stock as of September 19, 2022 (44,029,144 shares).

54	Brinker International • 2022 Notice & Proxy	Making People Feel Special

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Our management is responsible for our financial reporting process, including our system of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the U.S. KPMG LLP, our independent registered public accounting firm, is responsible for performing independent audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee also is responsible for the selection of our independent registered public accounting firm. The Audit Committee is composed solely of independent directors who are qualified for service under NYSE listing standards and SEC rules.

In this context, the Audit Committee held discussions with our management regarding our audited consolidated financial statements. Our management represented to the Audit Committee that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the U.S. Such discussions also involved an evaluation of the independence of KPMG LLP. The Audit Committee reviewed and discussed the audited consolidated financial statements with both management and KPMG LLP. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. The Audit Committee received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee about independence and discussed with KPMG LLP their independence in connection with their audit of our consolidated financial statements. In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of our internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee also reviews and discusses legal and compliance matters with management, and, as necessary or advisable, KPMG LLP.

Based on the discussions with KPMG LLP concerning the audit, the independence discussions, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 29, 2022 for filing with the SEC. The Audit Committee approved the appointment of KPMG LLP as our independent registered public accounting firm for the 2022 fiscal year.

Further, in accordance with its written charter, the Audit Committee is responsible for discussions with management relating to the Company’s processes to monitor and minimize significant risks and exposures. During fiscal 2022, the Audit Committee reviewed and discussed with management progress on the Company’s enterprise risk management processes, including the evaluation of identified risks and alignment of Company processes to manage the risks within the Company’s approved strategies.

Respectfully submitted,

AUDIT COMMITTEE

WILLIAM T. GILES (Chair)

FRANCES L. ALLEN

HARRIET EDELMAN

RAMONA T. HOOD

JAMES C. KATZMAN

DELINQUENT SECTION 16(a) REPORTS

Under the securities laws of the United States, our directors and Executive Officers, and persons who own more than 10% of our common stock (the “Reporting Persons”) are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC and to furnish us with copies of all such reports. Based on our review of the reports we received and other written communications, we believe that all Reporting Persons complied with these filing requirements for fiscal 2022, other than a late Form 4 filing by Wyman T. Roberts to report the vesting of performance stock options and a late Form 4 filing by Steven D. Provost to report the vesting of performance stock options. The untimely reports were the result of administrative errors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is our written policy, where possible, to avoid transactions (except those which are employment related) with officers, directors, and affiliates. If we believe we should enter into any such transactions, we will do so on terms no less favorable to us than we could obtain from third parties, and such transactions will be approved by a majority of the disinterested directors of the Company. There were no transactions required to be reported under Item 404 of the SEC’s Regulation S-K.

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FAQs ABOUT THE MEETING AND VOTING

Why did you send this Proxy Statement to me?

The Board of Directors of the Company is soliciting the enclosed proxy to be used at the Annual Meeting on November 17, 2022 at 9:00 a.m. (CST), and at any adjournment or postponement of that meeting. We posted this Proxy Statement and the accompanying proxy on or about October 3, 2022 to our website at www.proxydocs.com/EAT, and mailed notice on or about October 3, 2022 to all shareholders entitled to vote at the Annual Meeting.

Can I attend Annual Meeting?

In light of the COVID-19 pandemic, for the safety of all of our shareholders, associates, and other members of the community, the Annual Meeting will be held in a virtual meeting format only with no physical location. We have adopted a virtual format for our 2022 Annual Meeting. In order to attend the Annual Meeting, you must visit www.proxydocs.com/EAT and enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you may also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the attendance process. If the shares you own are held in “street name” by a bank or brokerage firm, please refer to the question below “Can I vote if my shares are held in “street name”?”

We encourage you to access the Annual Meeting before it begins. Online check-in will be available approximately 15 minutes before the Annual Meeting starts. Upon entry of your control number and other required information, you will receive further instructions allowing you to attend and participate at the Annual Meeting, view the list of shareholders of record, submit questions, and vote at the virtual Annual Meeting.

We are committed to ensuring that shareholders are afforded the same rights and opportunities to participate as they would at an in-person meeting. We will try to answer as many shareholder-submitted questions as time permits that comply with the meeting rules of conduct. However, we reserve the right to edit profanity or other inappropriate language, or to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

What is the purpose of the Annual Meeting?

The purpose of the meeting is to:

•	Elect nine (9) directors (Pages 4-7);
•	Vote on the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the 2023 Fiscal Year (Page 8);
•	Cast an advisory vote to approve executive compensation (Page 9);
•	Vote on amendment to the Company’s 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants (Page 10-12);
•	Vote on a shareholder proposal requesting a report on measures the Company is taking to end the use of medically important antibiotics in the Company’s beef and pork supply (Page 13-14); and
•	Conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

Why am I being asked to review materials online?

Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders online, rather than mailing printed copies of those materials to each shareholder. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials online. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We anticipate that the Notice of Internet Availability of Proxy Materials will be mailed to shareholders on or about October 3, 2022.

How many votes do I have?

If we had your name on record as owning stock in the Company at the close of business on September 19, 2022, then you are entitled to vote at the Annual Meeting. You are entitled to one vote for each share of the Company’s common stock you own as of that date. At the close of business on September 19, 2022, 44,029,144 shares of the Company’s common stock were outstanding and eligible to vote.

If the shares you own are held in “street name” by a bank or brokerage firm, please refer to the below FAQ of “Can I vote if my shares are held in “street name”?”

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How do I vote prior to the Annual Meeting?

Whether you plan to participate in the Annual Meeting or not, we encourage you to follow the instructions on the Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form. You may vote:

•

Online at www.proxypush.com/EAT by using your control number to access the site (you may find this number on your Notice of Internet Availability of Proxy Materials, proxy card (if you are a shareholder of record), or by following the instructions on your voting instruction form (if your shares are held in street name) that you received from your bank or brokerage firm);

•

By phone, dial the toll free number (866-785-4032) and enter your control number to access the site (you may find this number on your Notice of Internet Availability of Proxy Materials, proxy card (if you are a shareholder of record), or follow instructions on your voting instruction form or notice (if your shares are held in street name)); and

•	By requesting, completing and mailing a paper proxy card, as outlined in the Notice of Internet Availability of Proxy Materials, or voting instruction form.

May I revoke my proxy?

You may change your vote or revoke your proxy any time before the Annual Meeting by:

•	Returning another proxy card with a later date;
•	Sending written notification of revocation to the Corporate Secretary at our principal executive office at 3000 Olympus Blvd., Dallas, Texas 75019;
•	Entering a later vote by telephone or online; or
•	Attending the Annual Meeting and voting.

You should be aware that simply attending the Annual Meeting will not automatically revoke your previously submitted proxy. If you desire to do so, you must notify an authorized Brinker representative at the Annual Meeting of your desire to revoke your proxy and then you must vote at the Annual Meeting.

Who pays for the solicitation of proxies and how are they solicited?

We pay the entire cost of the solicitation of these proxies. This cost includes preparation, assembly, printing, and mailing of this Proxy Statement and any other information we send to you. We may supplement our efforts to solicit your proxy in the following ways:

•	We may contact you using the telephone or electronic communication;
•	Our directors, officers, or other regular employees may contact you personally; or
•	We may hire agents for the sole purpose of contacting you regarding the proxy.

If we hire soliciting agents, we will pay them a reasonable fee for their services. We will not pay directors, officers, or other regular employees any additional compensation for their efforts to supplement our proxy solicitation.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, the bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you are a street name shareholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank, or other nominee on how to vote your shares. Street name shareholders should generally be able to vote by returning the voting instruction card to their broker, bank, or other nominee, or by telephone or via the Internet. However, the availability of telephone or Internet voting will depend on the voting process of your broker, bank or other nominee. If you want to vote virtually online during the Annual Meeting, you may be required to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the Annual Meeting. Further voting instructions will be provided to you via email and/or through instructions found on the voting instructions provided by your broker, bank, or other nominee.

How do I vote if my shares are held in the Company’s 401(k) Plan?

If all or some of the shares you own are held through the Company’s 401(k) Plan, you may vote by phone or online by 11:59 p.m., EST, on November 14, 2022 or the Company’s agent must receive your paper proxy card on or before November 14, 2022.

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What is “householding”?

If you and others in your household own your shares in street name, you may receive only one copy of this Proxy Statement and the annual report. This practice is known as “householding.” If you hold your shares in street name and would like additional copies of these materials, please contact us by mail at Brinker International, Inc., 3000 Olympus Blvd., Dallas, Texas 75019, Attn: Investor Relations, or by email at Investor.Relations@brinker.com or by phone at 972-980-9917. If you receive multiple copies and would prefer to receive only one set of these materials, please also contact your bank or broker. Brinker does not currently use householding for owners of record and will send notice to all owners of record before using householding. By using this method, we give all owners of record the opportunity to continue to receive multiple copies of these materials in the same household.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting. Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each proposal?

•	Proposal 1: Elect Nine Directors

The affirmative vote of a majority of shares of common stock present or represented by proxy and voting at the meeting is required to elect each of the nine nominees for director. Abstentions and broker non-votes have no effect on the outcome of the voting for each of the nominees.

•	Proposal 2: Ratify Selection of Independent Registered Public Accounting Firm for the 2023 Fiscal Year

The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions and broker non-votes, to the extent there are any, have no effect on the outcome of the voting on this proposal.

•	Proposal 3: Advisory Vote to Approve Executive Compensation

The approval, in an advisory, non-binding vote, of the compensation of the NEOs of the Company by a majority of the shares of common stock present or represented by proxy and voting at the meeting is sought. Abstentions and broker non-votes have no effect on the outcome of the voting on this advisory, non-binding approval.

•	Proposal 4: Amendment to the Company’s 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants

The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions and broker non-votes have no effect on the outcome of the voting on this proposal.

•	Proposal 5: Shareholder Proposal Requesting a Report on Measures the Company is Taking to End the Use of Medically Important Antibiotics in the Company’s Beef and Pork Supply

The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions and broker non-votes have no effect on the outcome of the voting on this proposal.

How will my proxy get voted?

If you vote over the phone or online, or properly fill in and return a paper proxy card (if requested), the designated Proxies (Kevin D. Hochman and Christopher L. Green) will vote your shares as you have directed. If you submit a paper proxy card, but do not make specific choices, the designated Proxies will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” election of each of the nine nominees for director;
•	“FOR” ratification of KPMG LLP as our independent registered public accounting firm for the 2023 Fiscal Year;
•	“FOR” approval in an advisory, non-binding vote of the compensation of our NEOs;
•	“FOR” amendment to the Company’s 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants; and
•	“AGAINST” shareholder proposal requesting a report on measures the Company is taking to end the use of medically important antibiotics in the Company’s beef and pork supply.

How will voting on “any other business” be conducted?

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any additional business is properly brought before the Annual Meeting, your signed or electronically transmitted proxy card gives authority to the designated Proxies to vote on such matters in their discretion.

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Who will count the votes?

We have hired a third party, Mediant Communications, to judge voting, be responsible for determining whether or not a quorum is present, and tabulate votes cast by proxy or at the Annual Meeting.

Where can I find voting results of the meeting?

We will announce general voting results at the meeting and publish final detailed voting results in a Form 8-K filed with the SEC within four business days following the meeting.

How do I submit a proposal to be included in the Proxy Statement for next year’s annual meeting?

If you intend to present a proposal to be included in our Proxy Statement and proxy relating to the 2023 Annual Meeting, the Company must receive the proposal at its principal executive office no later than the close of business on June 5, 2023. The proposal must comply with Rule 14a-8 under the Exchange Act and should be addressed to the Corporate Secretary, Brinker International, Inc., 3000 Olympus Blvd., Dallas, Texas 75019.

How do I submit a proposal or director nomination to be presented at the 2023 annual meeting?

If you intend to present a proposal for other business or a nomination for election to the Board of Directors at the 2023 Annual Meeting that will not be included in the Proxy Statement pursuant to Rule 14a-8, you must comply with the requirements set forth in the bylaws. Among other requirements, you must give timely notice to the Corporate Secretary, Brinker International, Inc., 3000 Olympus Blvd., Dallas, Texas 75019. To be timely for the 2023 annual meeting of shareholders, the shareholder’s notice must be delivered or mailed and received by the Corporate Secretary no later than the close of business on June 5, 2023. However, if the date of the 2023 annual meeting of shareholders is more than 30 days before or after the anniversary date of this year’s Annual Meeting, shareholder’s notice must be received by the Corporate Secretary no later than the close of business on the tenth calendar day following a public announcement of the date of the 2023 annual meeting.

In addition to satisfying the deadlines in the advance notice provisions of our bylaws, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must provide the notice required under Rule 14a-19 to the Corporate Secretary no later than September 18, 2023.

If you need a copy of the bylaws, you may obtain them free of charge from the Corporate Secretary or you may find them in the Company’s public filings with the SEC. Compliance with the above procedures does not require the Company to include the proposed nominee or proposal in the Company’s proxy solicitation material.

How can I communicate with the Board of Directors?

If you or any interested party wishes to communicate with the Board of Directors, as a group, or with an individual director, such communication may be directed to the appropriate group or individual in care of the General Counsel, Brinker International, Inc., 3000 Olympus Blvd., Dallas, Texas 75019. Your Board of Directors has instructed the General Counsel to review and forward such communications to the appropriate person or persons for response. The General Counsel will screen correspondence directed to multiple Directors or the full Board in order to forward it to the most appropriate person. Communications that relate to our accounting, internal accounting controls or auditing matters are referred to our Audit Committee Chair.

How can I access Brinker’s proxy materials and annual report electronically?

You can access the Company’s Proxy Statement, 2022 Annual Report on Form 10-K and Fiscal 2022 Annual Report at www.brinker.com. You may simply click on the “Investors” tab on the home page, and then the “Financial Info” link in the red banner near the top of the page; the SEC filings section of our website will be available for your usage. We will also provide you free copies of these documents if you send a written request to the Company’s Corporate Secretary at 3000 Olympus Blvd., Dallas, Texas 75019. If you received a Notice of Internet Availability of Proxy Materials, you may also access this information at the website described in the Notice. We also file and furnish our annual, quarterly and current reports and other information, including proxy statements, with the SEC. Our SEC filings are available to the public in the SEC’s website at www.sec.gov. The Fiscal 2022 Annual Report and the Form 10-K accompany this Proxy Statement, but are not considered part of the proxy soliciting materials.

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How long may I rely upon the information in this Proxy Statement? May I rely upon other materials as well regarding the Annual Meeting?

You should rely upon the information contained in this Proxy Statement to vote on the proposals at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated October 3, 2022. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, unless indicated otherwise in this Proxy Statement, and the mailing of the Proxy Statement to you shall not create any implication to the contrary. We would encourage you to check our website or the SEC’s website for any required updates that we may make between the date of this Proxy Statement and date of the Annual Meeting.

MISCELLANEOUS

The Annual Report to Shareholders of the Company, including our Form 10-K for the fiscal year ended June 29, 2022, accompanying this Proxy Statement is not deemed to be a part of the Proxy Statement.

By Order of the Board of Directors,

DANIEL S. FULLER

Secretary

Dallas, Texas

October 3, 2022

60	Brinker International • 2022 Notice & Proxy	Making People Feel Special

APPENDIX A

BRINKER INTERNATIONAL, INC.

1999 STOCK OPTION AND INCENTIVE PLAN

FOR NON-EMPLOYEE DIRECTORS AND CONSULTANTS

SECTION 1

GENERAL

1.1    Purpose. The Brinker International, Inc. 1999 Stock Option and Incentive Plan For Non-Employee Directors and Consultants (the “Plan”) has been established by Brinker International, Inc. (the “Company”) to provide a means through which the Company may attract able persons to serve on its Board and to act as consultants or advisors and to provide such individuals with an interest in the Company’s welfare and to furnish them an incentive to continue their services for the Company.

1.2    Participation. Subject to the terms and conditions of the Plan, the directors of the Company who are not employees of the Company or its subsidiaries, and certain consultants, are eligible to become “Participants” in the Plan. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards outstanding under the Plan, or any other plan or arrangement of the Company or a Related Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Related Company).

1.3    Operation, Administration and Definitions. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 4 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 7 of the Plan).

SECTION 2

OPTIONS AND SARS

2.1    Definitions.

(a)    The grant of an “Option” entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Options granted under this Section 2 will be Non-Qualified Stock Options. A “Non-Qualified Stock Option” is an Option that is not intended to be an “incentive stock option” as that term is described in section 422(b) of the Code.

(b)    A stock appreciation right (an “SAR”) entitles the Participant to receive, in cash or Stock (as determined in accordance with subsection 2.5), value equal to all or a portion of the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee.

2.2    Exercise Price. The “Exercise Price” of each Option and SAR granted under this Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted, except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock as of the Pricing Date. For purposes of the preceding sentence, the “Pricing Date” shall be the date on which the Option or SAR is granted.

2.3    Exercise. An Option and an SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee.

2.4    Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

(a)    Subject to the following provisions of this subsection 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 2.4(c), payment may be made as soon as practicable after the exercise).

(b)    The Exercise Price shall be payable in cash or by tendering shares of Stock (by either actual delivery of shares or by attestation, with such shares valued at Fair Market Value as of the day of exercise), or in any combination thereof, as determined by the Committee.

(c)    The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

2.5    Settlement of Award. Distribution following exercise of an Option or SAR, and shares of Stock distributed pursuant to such exercise, shall be subject to such conditions, restrictions and contingencies as the Committee may establish. Settlement of SARs may be made in shares of Stock (valued at their Fair Market Value at the time of exercise), in cash, or in a combination thereof, as determined in the discretion of the Committee. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to shares of Stock acquired pursuant to the exercise of an Option or an SAR as the Committee determines to be desirable.

SECTION 3

OTHER STOCK AWARDS

3.1    Definition. A Stock Award is a grant of shares of Stock or of a right to receive shares of Stock (or their cash equivalent or a combination of both) in the future. The grant of a right to receive shares of Stock (or their cash equivalent or a combination of both) in the future may be done in such form as the Committee determines, including, without limitation, performance shares or restricted stock units.

3.2    Restrictions on Stock Awards. Each Stock Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine. If the right to become vested in a Stock Award granted under this Section 3 is conditioned on the completion of a specified period of service with the Company and the Related Companies, then the required period of service for vesting shall be not less than one year (subject to acceleration of vesting, to the extent permitted by the Committee, in the event of the Participant’s death, disability, change in control or involuntary termination).

SECTION 4

OPERATION AND ADMINISTRATION

4.1    Effective Date. The Plan shall be effective as of September 2, 1999 (the “Effective Date”). The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding.

4.2    Shares Subject to Plan.

(a)    (i) Subject to the following provisions of this subsection 4.2, the maximum number shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be 800,000.

(ii)    Any shares of Stock granted under the Plan that are forfeited because of the failure to meet an Award contingency or condition shall again be available for delivery pursuant to new Awards granted under the Plan. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered because the Award is settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

(iii)    Shares of Stock delivered under the Plan in settlement, assumption or substitution of outstanding awards (or obligations to grant future awards) under the plans or arrangements of another entity shall not reduce the maximum number of shares of Stock available for delivery under the Plan, to the extent that such settlement, assumption or substitution as a result of the Company or a Related Company acquiring another entity (or an interest in another entity).

(iv)    Notwithstanding the foregoing, the following shares of Stock shall not be available for issuance under the Plan:

(I)    shares tendered by Participants as full or partial payment to the Company upon exercise of Options granted under the Plan;

(II)    shares reserved for issuance for each SAR granted under the Plan, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of each such SAR; and

(III)    shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on a Stock Award or the exercise of any Options or SARs granted under the Plan or upon any other payment or issuance of shares under the Plan.

(b)    Subject to Paragraph 4.2(c), the maximum time period for any Option to be exercised shall be 10 years from the date of grant.

(c)    Subject to the provisions of Section 6 hereof, in the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include adjustment of: (i) the number and kind of shares which may be delivered under the Plan; (ii) the number and kind of shares subject to outstanding Awards; and (iii) the Exercise Price of outstanding Options and SARs as well as any other adjustments that the Committee determines to be equitable.

4.3    Limit on Distribution. Distribution of shares of Stock or other amounts under the Plan shall be subject to the following:

(a)    Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(b)    To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

4.4    Tax Withholding. Whenever the Company proposes or is required to distribute Stock under the Plan, the Company may require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Company may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements. Whenever under the Plan payments are to be made in cash, such payments may be net of an amount sufficient to satisfy any Federal, state and local tax withholding requirements.

4.5    Payment Shares. Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Related Company, including the plans and arrangements of the Company or a Related Company acquiring another entity (or an interest in another entity).

4.6    Dividends and Dividend Equivalents. An Award may provide the Participant with the right to receive dividends or dividend equivalent payments with respect to Stock which may be either paid currently or credited to an account for the Participant, and may be settled in cash or Stock as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

4.7    Payments. Awards may be settled through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Stock equivalents.

4.8    Transferability. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution. However, in no event may Awards be transferred for monetary value or monetary consideration without the approval of the shareholders of the Company.

4.9    Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

4.10    Agreement With Company. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with the Company (the “Agreement”) in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

4.11    Limitation of Implied Rights.

(a)    Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Related Company. Nothing contained in the Plan shall constitute a guarantee that the assets of such companies shall be sufficient to pay any benefits to any person.

(b)    The Plan does not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

4.12    Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

4.13    Action by Company or Related Company. Any action required or permitted to be taken by the Company or any Related Company shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of the company.

4.14    Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

SECTION 5

COMMITTEE

5.1    Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Governance and Nominating Committee (the “Committee”) in accordance with this Section 5. The Committee shall be selected by the Board and shall consist of two or more members of the Board.

5.2    Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

(a)    Subject to the provisions of the Plan, the Committee will have the authority and discretion to select those persons who shall receive Awards. to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 6) to cancel or suspend Awards. In making such Award determinations, the Committee may take into account the nature of services rendered by the individual, the individual’s present and potential contribution to the Company’s success and such other factors as the Committee deems relevant.

(b)    Subject to the provisions of the Plan, the Committee will have the authority and discretion to establish terms and conditions of awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(c)    The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d)    Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding.

(e)    Except as otherwise expressly provided in the Plan, where the Committee is authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is made, except that the Committee may reserve the authority to have such determination made by the Committee in the future (but only if such reservation is made at the time the Award is granted and is expressly stated in the Agreement reflecting the Award).

(f)    In controlling and managing the operation and administration of the Plan, the Committee shall act by a majority of its then members, by meeting or by writing filed without a meeting. The Committee shall maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide.

5.3    Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange and subject to the prior approval of the Board, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

5.4    Information to be Furnished to Committee. The Company and Related Companies shall furnish the Committee with such data and information as may be required for it to discharge its duties. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

SECTION 6

ACCELERATION OF EXERCISABILITY

AND VESTING UNDER CERTAIN CIRCUMSTANCES

Notwithstanding any provision in this Plan to the contrary, with regard to any Award of Options, SARs and Stock Awards to any Participant, unless the particular grant agreement provides otherwise, all Awards will become immediately exercisable and vested in full upon the occurrence, before the expiration or termination of such Option, SARs and Stock Awards or forfeiture of such Awards, of any of the events listed below:

(a)    a sale, transfer or other conveyance of all or substantially all of the assets of the Company on a consolidated basis; or

(b)    the acquisition of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, directly or indirectly, of securities representing 50% or more of the total number of votes that may be cast for the election of directors of the Company; or

(c)    the failure at any annual or special meetings of the Company’s shareholders held during the three-year period following a “solicitation in opposition” as defined in Rule 14a-6 promulgated under the Exchange Act, of a majority of the persons nominated by the Company in the proxy material mailed to shareholders by the management of the Company to win election to seats on the Board (such majority calculated based upon the total number of persons nominated by the Company failing to win election to seats on the Board divided by the total number of Board members of the Board as of the beginning of such three year period), excluding only those who die, retire voluntarily, are disabled or are otherwise disqualified in the interim between their nomination and the date of the meeting.

SECTION 7

AMENDMENT AND TERMINATION

The Committee may, at any time, amend or terminate the Plan, provided that, subject to subsection 4.2 (relating to certain adjustments to shares) and Section 6 hereof (relating to immediate vesting upon certain events), no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board. Notwithstanding anything herein to the contrary, no amendment to the Plan may be adopted without the approval of the Company’s shareholders that would (a) materially increase the number of shares available under the Plan (other than an increase solely to reflect a reorganization, stock split, merger, spin-off or similar transaction), (b) change the types of Awards available under the Plan, (c) materially expand the class of persons eligible to receive Awards under or otherwise participate in the Plan, (d) materially extend the term of the Plan, (e) materially change the method of determining the strike price of options under the Plan, (f) permit repricing of an Option or SAR, or (g) permit the grant of an Option or SAR for, or in connection with, the cancellation or surrender of an Option, SAR or Stock Award granted under the Plan having a higher option or exercise price.

SECTION 8

DEFINED TERMS

For purposes of the Plan, the terms listed below shall be defined as follows:

(a)    Award. The term “Award” shall mean any award or benefit granted to any Participant under the Plan, including, without limitation, the grant of Options, SARs, and Stock Awards.

(b)    Board. The term “Board” shall mean the Board of Directors of the Company.

(c)    Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(d)    Fair Market Value. For purposes of determining the “Fair Market Value” of a share of Stock, the following rules shall apply:

(i)    If the Stock is at the time listed or admitted to trading on any stock exchange, then the “Fair Market Value” shall be the mean between the closing price of the Stock on the date in question on the principal exchange on which the Stock is then listed or admitted to trading.

(ii)    If the Stock is not at the time listed or admitted to trading on a stock exchange, the “Fair Market Value” shall be the mean between the lowest reported bid price and highest reported asked price of the Stock on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Stock in such market.

(iii)    If the Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the “Fair Market Value” shall be as determined in good faith by the Committee.

(f)    Exchange Act. The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)    Related Companies. The term “Related Company” means any company during any period in which it is a “parent company” (as that term is defined in Code section 424(e)) with respect to the Company, or a “subsidiary corporation” (as that term is defined in Code section 424(f)) with respect to the Company.

(h)    Stock. The term “Stock” shall mean shares of common stock of the Company.

BRINKER INTERNATIONAL®

3000 Olympus Blvd., Dallas, TX 75019 • www.brinker.com

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET
Go To: www.proxypush.com/EAT
• Cast your vote online
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Brinker International, Inc.

Annual Meeting of Shareholders

For Shareholders of record as of September 19, 2022

TIME:	Thursday, November 17, 2022 9:00 AM, Central Standard Time
PLACE:	A live webcast of the Annual Meeting will be
available online at www.proxydocs.com/EAT

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Kevin D. Hochman and Christopher L. Green, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Brinker International, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Brinker International, Inc.

Annual Meeting of Shareholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

  FOR ON PROPOSALS 1, 2, 3 AND 4

  AGAINST ON PROPOSAL 5

BOARD OF
DIRECTORS
	PROPOSAL		YOUR VOTE		RECOMMENDS

1.	Election of Directors
		FOR	AGAINST	ABSTAIN
	1.01 Joseph M. DePinto	☐	☐	☐	FOR

	1.02 Frances L. Allen	☐	☐	☐	FOR

	1.03 Cynthia L. Davis	☐	☐	☐	FOR

	1.04 Harriet Edelman	☐	☐	☐	FOR

	1.05 William T. Giles	☐	☐	☐	FOR

	1.06 Kevin D. Hochman	☐	☐	☐	FOR

	1.07 Ramona T. Hood	☐	☐	☐	FOR

	1.08 James C. Katzman	☐	☐	☐	FOR

	1.09 Prashant N. Ranade	☐	☐	☐	FOR

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of KPMG LLP as our Independent Registered Public AccountingFirm for the fiscal year 2023.	☐	☐	☐	FOR

3.	Advisory Vote to Approve Executive Compensation.	☐	☐	☐	FOR

4.	Amendment to the Company’s 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants.	☐	☐	☐	FOR

5.	Shareholder Proposal Requesting a Report on Measures the Company is Taking to End the Use of Medically Important Antibiotics in the Company’s Beef and Pork Supply.	☐	☐	☐	AGAINST

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Signature (and Title if applicable)	Date	Signature (if held jointly)	Date